Exhibit 99.1

AGREEMENT AND PLAN OF MERGER
among:
5.11 ABR Corp.,
a Delaware corporation;
5.11 ABR Merger Corp.,
a Delaware corporation;
5.11 Acquisition Corp.,
a Delaware corporation;
and
TA Associates Management, L.P.,
as the Securityholders’ Agent
_________________________________
Dated as of July 29, 2016

LIST OF EXHIBITS AND SCHEDULES
EXHIBITS

Exhibit A    Certain Definitions
Exhibit B    Written Consent
Exhibit C    Form of Contribution Agreement
Exhibit D    Form of Securities Purchase Agreement
Exhibit E    Guaranty
Exhibit F    Form of Non-Competition Agreement
Exhibit G-1    Form of Non-Solicitation Agreement
Exhibit G-2    Form of Non-Solicitation Agreement
Exhibit H    Form of Letter of Transmittal
Exhibit I    Closing Working Capital
Exhibit J    Form of Escrow Agreement
Exhibit K    Option Acknowledgment Letter
Exhibit L    Payout Percentages

SCHEDULES
Schedule A    Persons Whose Knowledge is Imputed to the Company
Schedule B    Rollover Investors
Schedule C    Purchasing Investors
Schedule D    Non-Competition Agreement Parties
Schedule E-1    Non-Solicitation Agreement Parties
Schedule E-2    Non-Solicitation Agreement Parties
Schedule F    Indemnification Percentages

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 29, 2016, by and among: 5.11 ABR Corp., a Delaware corporation (“Parent”); 5.11 ABR Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”); 5.11 Acquisition Corp., a Delaware corporation (the “Company”); and TA Associates Management, L.P., as the Securityholders’ Agent (as defined in Section 11.1(a)). Capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS
A.Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon the consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned Subsidiary of Parent.

B.The board of directors of the Company has, on the terms and subject to the conditions set forth herein, unanimously approved, and declared the advisability of, this Agreement and the Merger and the other transactions contemplated by this Agreement and determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders.

C.The respective boards of directors of Parent and Merger Sub have approved this Agreement and determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, Parent and Merger Sub.

D.The holders of all of the shares of Series A Convertible Preferred Stock and at least a majority of the outstanding shares of Company Common Stock (collectively, the “Specified Holders”), acting pursuant to Sections 228 and 251 of the DGCL, have approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement pursuant to the written consent of stockholders in the form attached hereto as Exhibit B (the “Written Consent”), which consent is to become effective immediately following the execution of this Agreement by the Company, and the Company is delivering to Parent the Written Consent duly executed and delivered by the Specified Holders, concurrently with the execution and delivery of this Agreement.

E.As a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company Holders identified on Schedule B (which may be updated by Parent from time to time up to the second Business Day prior to the Closing Date when Annex A to the Contribution Agreement is updated in accordance with the terms of the Contribution Agreement to reflect the addition of any other Company Holders who have entered into the Contribution Agreement; provided that, for the avoidance of doubt, any such updates to Schedule B to this Agreement or Annex A to the Contribution Agreement shall not be a condition to the obligations of Parent and/or Merger Sub to consummate the Closing) (the “Rollover Investors”) are entering into that certain Contribution Agreement with Parent, in the form attached hereto as Exhibit C (the “Contribution Agreement”), pursuant to which each Rollover Investor will transfer shares of Company Capital Stock as determined in accordance with the Contribution Agreement (the “Rollover Shares”) to Parent immediately prior to the Closing and will receive in exchange therefor shares of common stock of Parent in accordance with the terms and conditions of the Contribution Agreement.

F.As a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company Holders identified on Schedule C (which may be updated by Parent from time to time up to the second Business Day prior to the Closing Date when Annex A to the Securities Purchase Agreement is updated in accordance with the terms of the Securities Purchase Agreement to reflect the addition of any other Company Holders who have entered into the Securities Purchase Agreement; provided that, for the avoidance of doubt, any such updates to Schedule C to this Agreement or Annex A to the Securities Purchase Agreement shall not be a condition to the obligations of Parent and/or Merger Sub to consummate the Closing) (the “Purchasing Investors”) are entering into that certain Securities Purchase Agreement with Parent, in the form attached hereto as Exhibit D (the “Securities Purchase Agreement”), pursuant to which each Purchasing Investor has agreed to invest a portion of such Purchasing Investor’s Company Options payment pursuant to Section 1.6(b) of this Agreement in Parent and will receive in exchange therefor shares of common stock of Parent in accordance with the terms and conditions of the Securities Purchase Agreement.

G.As a condition and inducement to the willingness of the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Compass Group Diversified Holdings, LLC (“Compass”) is delivering a Guaranty (“Guaranty”) in favor of the Company, a copy of which is attached hereto as Exhibit E.

H.Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Persons listed on Schedule D hereto are entering into non-competition, non-solicitation, non-hire and confidentiality agreements with Parent in the form attached hereto as Exhibit F (each, a “Non-Competition Agreement” and collectively, the “Non-Competition Agreements”), which such Non-Competition Agreements shall become effective upon the Effective Time.

I.Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Persons listed on Schedule E-1 and Schedule E-2 hereto are entering into non-solicitation, non-hire and confidentiality agreements with Parent in the forms attached hereto as Exhibit G-1 and Exhibit G-2, respectively (each, a “Non-Solicitation Agreement” and collectively, the “Non-Solicitation Agreements”), which such Non-Solicitation Agreements shall become effective upon the Effective Time.

AGREEMENT
The parties to this Agreement agree as follows:
1.     DESCRIPTION OF TRANSACTION

1.1    Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

1.2     Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3    Closing; Effective Time.
(a)The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626 on a date and time to be specified by the parties hereto, which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (provided, however, that the Closing shall not occur prior to August 31, 2016) or at such other time and/or date as Parent and the Company may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) conforming to the requirements of the DGCL to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective as of the time that the Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(b)At the Closing (with the exception of the items in clauses (iii) and (xii) of this Section 1.3(b), which shall be delivered at least two Business Days prior to Closing), the Company shall deliver or cause to be delivered the following agreements and documents to Parent:
(i)evidence in form and substance satisfactory to Parent that this Agreement has been duly adopted and approved by the Specified Holders, and neither such adoption and approval nor the Written Consent executed and delivered by such Persons has been withdrawn, rescinded or otherwise revoked;
(ii)the Escrow Agreement, duly executed by the Securityholders’ Agent;
(iii)a certificate, prepared in good faith, containing the following information (to be set forth on an accompanying spreadsheet) (such spreadsheet and accompanying certificate being referred to hereafter collectively as the “Merger Consideration Certificate”):

(1)(A) the Estimated Closing Indebtedness Amount; (B) the Aggregate Exercise Price; (C) the Purchase Price; (D) the Per Share Closing Amount; (E) the Aggregate Series B Redeemable Amount; (F) the Payout Percentage for each Person that is a Company Holder as of immediately prior to the Effective Time; (G) the Estimated Cash; and (H) the Estimated Transaction Expenses;
(2)with respect to each Person who is a holder of Outstanding Capital Stock:
(A)the name, address and email address (to the extent available) of record of each such holder;
(B)the number of shares of Outstanding Capital Stock of each class and series held by such holder;
(C)with respect to each class and series of Outstanding Capital Stock held by such holder, the per share consideration that such holder is entitled to receive pursuant to Section 1.5;
(D)the aggregate consideration that such holder is entitled to receive pursuant to Section 1.5 with respect to the shares of Outstanding Capital Stock held by such holder; and
(E)the net cash amount to be paid to such holder by the Payment Agent upon surrender of such holder’s Company Stock Certificates (or an affidavit of lost stock certificate and such other items, if any, required under Section 1.8(e)), together with a duly executed Letter of Transmittal and such other documents as may be required pursuant to such instructions or as the Payment Agent may reasonably request, all in accordance with Section 1.8;
(3)with respect to each Person who is a holder of Company Options:
(A)the name and email address (to the extent available) of such holder;
(B)the exercise price per share and the number of shares of Company Common Stock subject to each Company Option held by such holder;
(C)the consideration or potential consideration that such holder is entitled to receive pursuant to Section 1.6(a) with respect to each Company Option held by such holder; and
(D)the net cash amount to be paid to such holder by the Payment Agent and/or Parent, as applicable, pursuant to Section 1.6(b);

(iv)the Certificate of Merger, duly executed by the Company;
(v)a statement conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3) of the United States Treasury Regulations certifying that interests in the Company are not “United States real property interests” for purposes of Sections 897 and 1445 of the Code and the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations, in each case in form and substance reasonably satisfactory to Parent and duly executed by the Company;

(vi)duly executed written agreements terminating the Related Party agreements (other than those listed on Part 4.5 of the Disclosure Schedule), if any, as contemplated by Section 4.5;
(vii)the written resignations contemplated by Section 4.6;
(viii)any certificates representing any shares of capital stock or any other securities or equity or other Ownership Interests of any Subsidiary of the Company;
(ix)a certificate executed by a duly authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied;
(x)a payoff letter or reasonably similar document issued by each holder of any Estimated Closing Indebtedness Amount (other than capital leases) (collectively, the “Payoff Letters”) not later than two Business Days prior to the Closing Date, which sets forth, where applicable, (A) the amount required to repay in full the portion of the Closing Indebtedness Amount owed to such holder, (B) the wire transfer instructions or other instructions for the repayment of such portion of the Closing Indebtedness Amount to such holder, (C) a release of all Encumbrances granted by the Company or any of its Subsidiaries to such holder or otherwise arising with respect to such Indebtedness, effective upon repayment of such Indebtedness, and (D) authorization to file all UCC financing statement amendments or termination statements and any releases reasonably necessary to effectuate a release of all Encumbrances relating thereto;
(xi)an invoice issued by each payee of Transaction Expenses not later than two Business Days prior to the Closing Date, that sets forth (A) the amounts required to pay in full all Transaction Expenses owed to such Person and (B) the wire transfer instructions for the payment of such Transaction Expenses to such Person; and
(xii)the Company’s good faith calculation of the Estimated Closing Working Capital, calculated in accordance with Section 1.9(a).

(c)At the Closing, Parent shall deliver to the Securityholders’ Agent, the Escrow Agreement, duly executed by Parent and the Escrow Agent.

1.4     CERTIFICATE OF INCORPORATION AND BYLAWS; Directors and Officers. At the Effective Time:

(a)subject in all respects to Section 5.2, the certificate of incorporation of the Company shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation Corporation shall be “5.11 Acquisition Corp.”, and as so amended and restated such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Legal Requirements;

(b)subject in all respects to Section 5.2, the bylaws of the Company shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation Corporation shall be “5.11 Acquisition Corp.”, and as so amended and restated such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Legal Requirements; and

(c)the directors and officers of the Surviving Corporation immediately after the Effective Time shall be those individuals designated by Parent in its sole discretion.

1.5     CONVERSION OF SHARES.

(a)Conversion. Subject to Sections 1.5(d) and 1.7, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any stockholder of the Company or any other Person:
(i)each share of Company Capital Stock held in the Company’s treasury or owned by Parent, Merger Sub, the Company or any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, if any, shall be extinguished and cancelled without payment of any consideration in respect thereof;
(ii)each share of Series B Redeemable Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive a cash amount equal to $10 per share (the “Series B Redeemable Amount”);
(iii)all of the shares of Company Common Stock (excluding all Rollover Shares) and Series A Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time held by each Non-Dissenting Stockholder shall be converted automatically into the right to receive:
(A)an amount in cash equal to (the “Closing Cash Per Stockholder”): the product of (1) the Per Share Closing Amount multiplied by (2) the total number of shares of Company Common Stock and Series A Convertible Preferred Stock held by such Non-Dissenting Stockholder; provided, however, that with respect to Rollover Shares, the Closing Cash Per Stockholder for each Effective Time Holder holding Rollover Shares shall be reduced by an amount equal to the number of Rollover Shares, multiplied by the Per Share Closing Amount.

(B)any cash disbursements required to be made from each of the respective Escrow Accounts with respect to such shares to the former holder thereof in accordance with the terms of this Agreement and the Escrow Agreement, if, as and when such disbursements are required to be made; and

(C)an amount in cash equal to: the product of (1) each Per Share Final Closing Adjustment Excess Payment, if any, multiplied by (2) the total number of shares of Company Common Stock and Series A Convertible Preferred Stock held by such Non-Dissenting Stockholder; and

(iv)each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one share of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

The amount of cash, if any, that each holder is entitled to receive at any particular time for the shares of Outstanding Capital Stock held by such holder or the shares of Company Capital Stock subject to Company Options held by such holder shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable at such time for all shares of each class and series of Outstanding Capital Stock and all Company Options held by such holder.
(b)Definitions. For purposes of this Agreement:
(i)The “Aggregate Exercise Price” shall be the aggregate dollar amount payable to the Company as the purchase price for the exercise of all in-the-money (as of the Closing) Company Options outstanding immediately prior to the Effective Time.
(ii)The “Closing Indebtedness Amount” means the aggregate amount of Indebtedness of the Acquired Companies as of immediately prior to the Closing; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, if the amount of Indebtedness of the Acquired Companies is reduced at any time after the Calculation Time but prior to as of immediately prior to the Closing, the amount of such reduction to the Indebtedness of the Acquired Companies shall be deemed to still be outstanding as of immediately prior to the Closing for purposes of calculating the Closing Indebtedness Amount and determining the Purchase Price under this Agreement and any adjustments thereto.
(iii)The “Escrow Amounts” means, collectively, the Indemnity Escrow Amount and the Post-Closing Adjustment Escrow Amount.
(iv)The “Per Share Closing Amount” shall be determined by dividing: (A) the sum of the Purchase Price plus the Aggregate Exercise Price, by (B) the sum of (without duplication): (1) the aggregate number of shares of Company Common Stock (including, for the avoidance of doubt, all Rollover Shares and Dissenting Shares) outstanding immediately prior to the Effective Time (including: (x) any such shares subject to issuance pursuant to Company Options exercised or deemed exercised prior to the Effective Time and (y) any such shares subject to issuance pursuant to any Company Preferred Stock converted into shares of Company Common Stock prior to the Effective Time); plus (2) the total number of shares of Company Common Stock that are issuable upon the conversion in full of all shares of the Company Preferred Stock (including, for the avoidance of doubt, all Rollover Shares and Dissenting Shares) outstanding immediately prior to the Effective Time; plus (3) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to in-the-money (as of the Closing) Company Options outstanding immediately prior to the Effective Time.

(v)Subject to adjustment pursuant to Section 1.9, the “Purchase Price” shall be: (A) $400,000,000; minus (B) the Aggregate Series B Redeemable Amount; minus (C) the Estimated Closing Indebtedness Amount; plus (D) the Estimated Cash; minus (E) the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital; plus (F) the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital, minus (G) the Estimated Transaction Expenses, minus (H) the Escrow Amounts.

(c)Escrow Contribution. Promptly following the Effective Time, Parent shall cause to be delivered to the Escrow Agent in cash as a contribution to the Escrow Accounts the Escrow Amounts. The Escrow Amounts: (A) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement; and (B) shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(d)Adjustments. In the event that the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on Company Capital Stock payable in Company Capital Stock or in any right to acquire Company Capital Stock, or effects a subdivision of the outstanding shares of Company Capital Stock into a greater number of shares of Company Capital Stock, or in the event the outstanding shares of Company Capital Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Company Capital Stock, or a record date with respect to any of the foregoing shall occur during such period, then the amounts payable in respect of shares of Outstanding Capital Stock pursuant to Section 1.5 and the amounts payable in respect of shares of Company Capital Stock subject to Company Options pursuant to Section 1.6 shall be appropriately adjusted.

1.6     TREATMENT OF OPTIONS.

(a)Stock Options. Subject to Sections 1.5(d) and 1.8(g), (i) as of a date prior to the Effective Time as the Company’s board of directors shall determine, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall become fully vested (to the extent not previously vested) and (ii) at the Effective Time, each such Company Option that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and the holder thereof, in each case, shall be entitled to receive for each share of Company Common Stock subject to such Company Option, an amount in cash equal to: (A) the Per Share Closing Amount, minus the exercise price per share of Company Common Stock subject to such Company Option, plus (B) any cash disbursements required to be made from the Escrow Accounts to such holder of such Company Option in accordance with the terms of this Agreement, if, as and when such disbursements are required to be made, plus (C) the Per Share Final Closing Adjustment Excess Payment, if any, (it being understood that, if the exercise price payable in respect of a share of Company Common Stock subject to any Company Option exceeds the Per Share Closing Amount plus the Per Share Final Closing Adjustment Excess Payment, if any, plus cash disbursements required to be made from the Escrow Accounts to such holder of such Company Option in accordance with the terms of this Agreement, then the amount payable hereunder with respect to such Company Option shall be zero). Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Equity Plan or otherwise) to effectuate the provisions of this Section 1.6(a) and to ensure that, from and after the Effective Time, each holder of a Company Option cancelled as provided in this Section 1.6(a) shall cease to have any rights with respect to such Company Option, except the right to receive the consideration specified in this Section 1.6(a), without interest. The Company shall use commercially reasonable efforts to obtain from each holder of Company Options an Option Acknowledgement Letter in the form of Exhibit K.

(b)Payment. Following the Effective Time, Parent: (i) shall cause to be paid through the payroll services of the Surviving Corporation or Parent to each holder of a Company Option (other than Company Options with respect to which the Surviving Corporation has no Tax withholding obligations (“Non-Employee Options”)), the consideration specified in Section 1.6(a), without interest, less applicable withholding Taxes; and (ii) shall cause to be paid by the Payment Agent (as defined in Section 1.8(a)) to each holder of a Non-Employee Option the consideration specified in Section 1.6(a), without interest.
(c)Company Equity Plan and Company Options.

(i)Prior to the Closing, the Company shall take all actions pursuant to the Company Equity Plan and any option grant agreements or other agreements relating to any of the Company Options that are necessary to give effect to the provisions of Section 1.6(a), Section 1.6(b) and Section 1.6(c)(ii) with respect to the Company Equity Plan and Company Options.
(ii)The Company Equity Plan and all Company Options shall terminate as of the Effective Time, and no holder of Company Options shall have any rights thereunder, including any rights to acquire any equity securities or Ownership Interests of any of the Acquired Companies, the Surviving Corporation or any Subsidiary thereof, other than as set forth in this Section 1.6.

1.7     DISSENTING SHARES.

(a)Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who (i) has properly made a demand, or may properly make a demand, for appraisal of such holder’s shares of Company Capital Stock in accordance with any applicable Legal Requirement and as of the Closing and (ii) has neither effectively withdrawn nor lost (whether by voting such shares in favor of the Merger, consenting thereto in writing or otherwise contractually waiving or failing to perfect) such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the applicable Legal Requirement. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders.

(b)Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the Effective Time, such holder’s shares of Company Capital Stock shall be deemed to have been automatically be converted into the right to receive the applicable Merger Consideration, without interest thereon. Promptly following any such withdrawal or loss of appraisal rights, Parent shall deposit an amount of cash with the Payment Agent equal to the cash consideration payable in respect of such holder’s shares of Company Capital Stock pursuant to Sections 1.5(a)(ii) and 1.5(a)(iii), as applicable, as if such shares had not been Dissenting Shares.

(c)Notice of Dissenting Shares. The Company shall give Parent: (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Company, withdrawals of any demands, and any other instruments or notices served or otherwise delivered pursuant to any applicable Legal Requirement and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands for appraisal or other instruments or notices. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands.

1.8     EXCHANGE OF CERTIFICATES AND PAYMENT.

(a)Payment Agent. Prior to the Closing Date, Parent shall select a bank or trust company reasonably acceptable to the Company (provided that the Company hereby agrees that Acquiom is acceptable to the Company if Parent selects Acquiom) to act as payment agent in the Merger (the “Payment Agent”). At or immediately prior to the Effective Time, Parent shall deposit with the Payment Agent cash sufficient to pay the cash consideration payable pursuant to Sections 1.5(a)(ii), 1.5(a)(iii)(A) and, to the extent applicable, 1.6. The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” In the event the Payment Fund shall be insufficient to pay the cash consideration payable pursuant to Sections 1.5(a)(ii), 1.5(a)(iii)(A) and, to the extent applicable, 1.6, Parent shall promptly deposit additional funds with the Payment Agent in an amount which is equal to the deficiency required to make such payment. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b)Letter of Transmittal. Prior to Closing to the extent practicable and in any event no later than immediately following the Effective Time, Parent shall instruct the Payment Agent to mail to each Person who is a record holder of Outstanding Capital Stock immediately prior to the Effective Time: (i) a letter of transmittal in the form set forth in Exhibit H (a “Letter of Transmittal”); and (ii) instructions for use in effecting the exchange of Company Stock Certificates for the Merger Consideration, if any, payable with respect to such shares of Company Capital Stock. Upon the surrender to the Payment Agent of a Company Stock Certificate (or an affidavit of lost stock certificate and such other items, if any, required under Section 1.8(e)), together with a duly executed Letter of Transmittal and such other documents as may be required pursuant to such instructions or as the Payment Agent may reasonably request, the holder of such Company Stock Certificate shall, subject to Section 1.8(g), if applicable, be entitled to receive in exchange for such Company Stock Certificate (or affidavit of lost stock certificate and such other items, if any, required under Section 1.8(e)) cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to Section 1.5(a) at the time of such surrender, and the Company Stock Certificate so surrendered shall forthwith be cancelled. From and after the Effective Time, each Company Stock Certificate which prior to the Effective Time represented shares of Company Capital Stock shall be deemed to represent only the right to receive the Merger Consideration payable with respect to such shares, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the shares of Company Capital Stock formerly represented thereby.

(c)Payments to Others. If payment of Merger Consideration in respect of shares of Company Capital Stock converted pursuant to Section 1.5 is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it shall be a condition to such payment that the Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not payable.

(d)Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, certificates for shares of Outstanding Capital Stock (“Company Stock Certificates”) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, if any, payable with respect to such shares as provided for in Section 1.5. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate.

(e)Lost Certificates. In the event any Company Stock Certificate representing shares of Outstanding Capital Stock shall have been lost, stolen or destroyed, upon the Payment Agent’s receipt from the Person claiming such Company Stock Certificate to have been lost, stolen or destroyed of (i) an affidavit of that fact (in the form prescribed by the Payment Agent), (ii) if requested by the Payment Agent, a bond of indemnity in a reasonable and customary amount (in the form reasonably prescribed by the Payment Agent), and (iii) payment of all applicable fees, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate the Merger Consideration deliverable with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate.

(f)Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed to Effective Time Holders as of the date that is twelve months after the Closing Date shall be delivered to the Surviving Corporation upon demand, and Effective Time Holders who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to the Surviving Corporation for satisfaction of their claims for the Merger Consideration payable with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificates, in each case without any interest thereon. Any amounts remaining unclaimed by Effective Time Holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body pursuant to applicable Legal Requirements shall, to the extent permitted by applicable Legal Requirements, be retained by the Surviving Corporation, subject to the immediately preceding sentence.

(g)Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement (including all amounts to be contributed to the Escrow Accounts in accordance with Section 1.5(c)) to any securityholder or former securityholder of the Company such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement; provided, however, (i) before making any such deduction or withholding, Parent or the Surviving Corporation, as applicable, shall give the Securityholders’ Agent written notice of the intention to make such deduction or withholding (such notice to be given at least a commercially reasonable period of time before such deduction or withholding is required in order for the security holder or former security holder of the Company to obtain reduction of or relief from such deduction or withholding), (ii) Parent or the Surviving Corporation, as applicable, shall cooperate with the Securityholders’ Agent to the extent reasonable in efforts to obtain reduction of or relief from such deduction or withholding and (iii) Parent or the Surviving Corporation, as applicable, shall timely remit to the appropriate Governmental Body any and all amounts so deducted or withheld and timely file all related Tax Returns and provide to the Securityholders’ Agent such information statements and other documents required to be filed or provided under applicable Tax law. To the extent such amounts are so deducted or withheld, and duly and timely remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9     PURCHASE PRICE ADJUSTMENT.

(a)Closing Date Purchase Price Adjustment. Not later than two Business Days prior to the Closing Date, the Company shall provide Parent with a written statement (the "Estimated Statement") setting forth the Company’s good faith estimates of (i) the Closing Working Capital (the “Estimated Closing Working Capital”), (ii) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), (iii) the Cash (the “Estimated Cash”), and (iv) the Unpaid Transaction Expenses (the “Estimated Transaction Expenses”), in each case, together with reasonable supporting or underlying documentation used in the preparation thereof. The Estimated Closing Working Capital shall be prepared by the Company in accordance with GAAP applied using the same accounting principles and procedures that were used in the preparation of the 2015 Audited Financial Statements as if such Estimated Closing Working Capital were being prepared and audited as of a fiscal year end.

(b)Post-Closing Date Purchase Price Adjustment.
(i)Following the Closing, the Purchase Price shall be adjusted as provided herein to reflect the difference between actual Adjustment Items, as determined in accordance with this Section 1.9(b), and the estimated Adjustment Items. “Closing Working Capital” (which can be positive or negative) means the amount of working capital of the Company as determined in accordance with Exhibit I to this Agreement as of the Calculation Time.
(ii)Within 90 days following the Closing Date, Parent shall deliver to the Securityholders’ Agent a statement (the “Post-Closing Statement”) of Closing Working Capital (the “Closing Working Capital Statement”), the Closing Indebtedness Amount, the Cash (recalculated as of immediately prior to the Closing) and the Unpaid Transaction Expenses (collectively, the “Adjustment Items”). The Closing Working Capital Statement shall be prepared in the same manner as the Estimated Closing Working Capital and in accordance with GAAP applied using the same accounting principles and procedures that were used in the preparation of the 2015 Audited Financial Statements as if such accounts were being prepared and audited as of a fiscal year end.
(iii)Acceptance of Statements; Dispute Procedures. The Post-Closing Statement (and the computation of Adjustment Items indicated thereon) delivered by Parent to the Securityholders’ Agent shall be conclusive and binding upon the parties unless the Securityholders’ Agent, within 45 days after delivery to the Securityholders’ Agent of the Post-Closing Statement, provides written notice to Parent that the Securityholders’ Agent disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor in reasonable detail. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Post-Closing Statement (and the computation of Adjustment Items indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within 20 days after written notice is given by the Securityholders’ Agent to Parent pursuant to the second preceding sentence, the parties shall submit the dispute to a nationally recognized accounting firm mutually agreed upon by Parent and the Securityholders’ Agent (such firm being referred to herein as the “Accountant”) for resolution. Promptly, but no later than 30 days after acceptance of the appointment as Accountant, the Accountant shall determine (it being understood that in making such determination, the Accountant shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Parent and the Securityholders’ Agent, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Adjustment Items which shall be conclusive and binding on the parties and no party shall seek recourse to any Governmental Body other than to enforce the determination of the Accountant. Parent and the Securityholders’ Agent shall each furnish to the Accountant and such other party such work papers and other documents and information relating to the disputed items and amounts and answer questions, as the Accountant may reasonably request. In resolving any disputed item, the Accountant (x) shall be bound by the provisions of this Section 1.9(b)(iii) and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Accountant shall be allocated to and borne by Parent and the Effective Time Holders based on the inverse of the percentage that the Accountant’s determination (before such allocation) bears to the total dollar amount of the total items in dispute as originally submitted to the Accountant. For example, should the items in dispute total in amount to $1,000 and the Accountant awards $600 in favor of the Effective Time Holders’ position, 60% of the costs of its review would be borne by Parent and 40% of the costs would be borne by the Effective Time Holders. Following the Closing, Parent shall provide the Securityholders’ Agent and its Representatives access to the books and records, properties and Representatives of Parent, the Surviving Corporation and their respective Subsidiaries relating to the preparation of the Post-Closing Statement as may be reasonably requested and shall cause such Persons to reasonably cooperate with the Securityholders’ Agent in connection with its review of the Post-Closing Statement.
(iv)Payment. Upon final determination of the Adjustment Items as provided in Section 1.9(b)(iii) above (A) if Closing Working Capital is greater than Estimated Closing Working Capital, the Purchase Price shall be increased by the positive difference between Closing Working Capital and Estimated Closing Working Capital, if the Estimated Closing Indebtedness Amount is greater than the actual Closing Indebtedness Amount, the Purchase Price shall be increased by such difference, if the actual Cash is greater than the Estimated Cash, the Purchase Price shall be increased by such difference, and if the Estimated Transaction Expenses are greater than the actual Unpaid Transaction Expenses, the Purchase Price shall be increased by such difference, and (B) if Closing Working Capital is less than Estimated Closing Working Capital, the Purchase Price shall be decreased by the positive difference between Closing Working Capital and Estimated Closing Working Capital, if the Estimated Closing Indebtedness Amount is less than the actual Closing Indebtedness Amount, the Purchase Price shall be decreased by such difference, if the actual Cash is less than the Estimated Cash, the Purchase Price shall be decreased by such difference, and if the Estimated Transaction Expenses are less than the actual Unpaid Transaction Expenses, the Purchase Price shall be decreased by such difference. To the extent the aggregate increases in clause (A) of this Section 1.9(b)(iv) exceed the decreases in clause (B) of the first sentence of this Section 1.9(b)(iv) (the “Final Closing Adjustment Excess”), Parent shall promptly, but no later than 10 Business Days after such final determination, pay, or cause to be paid, the Final Closing Adjustment Excess to the Effective Time Holders in accordance with their respective Payout Percentages. To the extent the decreases in clause (B) of the first sentence of this Section 1.9(b)(iv) exceed the increases in clause (A) of this Section 1.9(b)(iv) (the “Final Closing Adjustment Shortfall”), Parent and the Securityholders’ Agent shall promptly, but no later than 10 Business Days after such final determination, jointly instruct the Escrow Agent to pay to Parent the Final Closing Adjustment Shortfall from the Post-Closing Adjustment Escrow Account and, if the Post-Closing Adjustment Escrow Amount is insufficient to cover such amount, then Parent shall be entitled to (at Parent’s election) either (x) require that the Effective Time Holders pay Parent such shortfall in accordance with their respective Indemnification Percentages or (y) obtain such shortfall from the Indemnity Escrow Account (in which case Securityholders’ Agent and Parent shall jointly instruct the Escrow Agent to pay to Parent the amount of such shortfall). Parent and the Securityholders’ Agent shall jointly instruct the Escrow Agent to pay (subject to Section 1.6(b)) the Effective Time Holders in accordance with their respective Payout Percentages any amounts in the Post-Closing Adjustment Escrow Account that are not required to be paid to Parent pursuant to the preceding sentence.

1.10     Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, from and after the Effective Time, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution of this Agreement, the Company is delivering to Parent the Disclosure Schedule, arranged in separate Parts corresponding to the numbered and lettered Sections and subsections contained in this Agreement, and any information disclosed in any numbered or lettered Part shall be deemed to relate to and to qualify any other numbered or lettered Part of the Disclosure Schedule where the relevance of such disclosure is reasonably apparent on the face of the disclosure. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. Except as set forth in the Disclosure Schedule and subject to the foregoing, the Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date (except as to such representations and warranties that address matters as of a particular date, which are given only as of such date), as follows:

2.1     Organizational Matters.

(a)Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.

(b)Qualification. The Company is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (or its equivalent), under the laws of each jurisdiction where the property owned, leased or operated by the Company or the nature of the Company’s business as currently conducted requires such qualification, license or admission, except to the extent that the failure to be so qualified, licensed or admitted would not adversely affect the business of the Company in any material respect.

(c)Subsidiaries. Except as set forth in Part 2.1(c) of the Disclosure Schedule, the Company does not own beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed to make, and is not obligated to make, any future investment in or capital contribution to any Entity. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each Subsidiary of the Company has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound. Each Subsidiary of the Company is duly qualified to do business as a foreign entity, and is in good standing, under the laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except to the extent that the failure to be so qualified would not adversely affect the business of such Subsidiary of the Company in any material respect. Each of the Entities listed on Part 2.1(c) of the Disclosure Schedule is a Subsidiary of the Company, and the Company owns directly or indirectly all of the issued and outstanding Ownership Interests of its Subsidiaries. All outstanding Ownership Interests of each of the Company’s Subsidiaries are validly issued, are fully paid and non-assessable (as applicable), and are free and clear of any Encumbrance (other than restrictions on transfer under applicable securities laws). No Acquired Company has violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any Ownership Interests of any Subsidiary of the Company. No shares of Company Capital Stock are held by a Subsidiary of the Company. No Acquired Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

2.2     Charter Documents. The Company has made available to Parent accurate and complete copies of the Certificate of Incorporation and bylaws of the Company and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, including all amendments thereto through the date of this Agreement (the “Charter Documents”).

2.3    Capital Structure.

(a)Capital Stock. The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock, of which 1,136,608 shares are issued and outstanding as of the date of this Agreement, and (ii) 21,400,000 shares of Company Preferred Stock, of which 21,000,000 are designated as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) and of which 20,183,608 are issued and outstanding as of the date of this Agreement, 200,000 are designated as Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”) and of which none are issued and outstanding as of the date of this Agreement and 200,000 are Series B Redeemable Preferred Stock (the “Series B Redeemable Preferred Stock”) and of which 112,108 are issued and outstanding as of the date of this Agreement. There are 717,505 shares of Company Common Stock held in the Company’s treasury. Except as set forth in Part 2.3(a) of the Disclosure Schedule, the Company has never declared or paid any dividends on any shares of Company Capital Stock. There are no accrued but unpaid dividends payable by the Company on any Company Capital Stock or other Ownership Interests of the Company. Part 2.3(a) of the Disclosure Schedule sets forth the names of the Company’s stockholders, and the class, series and number of shares of Company Capital Stock owned of record by each of such stockholders as of the date of this Agreement. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any shares of Company Capital Stock or other Ownership Interests of the Company. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

(b)Stock Options. The Company has reserved 5,890,000 shares of Company Common Stock for issuance under the Company Equity Plan, of which options with respect to 4,553,500 shares are outstanding as of the date of this Agreement. Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the exercise price per share of Company Common Stock purchasable under such Company Option; (v) except as provided for in this Agreement, whether the vesting of such Company Option shall be subject to any acceleration in connection with the Merger or any of the other transactions contemplated by this Agreement; and (vi) whether such Company Option is an “incentive stock option” as defined in Section 422 of the Code. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, and the per share exercise price of each Company Option was equal to or above the fair market value of a share of Company Common Stock on the applicable Grant Date.

(c)No Other Securities. Except for 124,400 Company Phantom Stock and the conversion privileges of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock and except as set forth in Part 2.3(a)-2.3(b) of the Disclosure Schedule, there is no: (i) authorized or outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable)

to acquire any shares of or interest in Company Capital Stock or other Ownership Interests of the Company or any other Acquired Company; (ii) outstanding security, instrument or obligation (including any share or award of restricted stock, restricted stock unit, deferred stock or deferred stock unit or similar award) that is or may become convertible into or exchangeable for any shares of Company Capital Stock (or cash based on the value of such shares) or other Ownership Interests of the Company or any other Acquired Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of or interests in Company Capital Stock or other Ownership Interests of the Company or any other Acquired Company (other than the issuance of Company Capital Stock under outstanding Company Options or awards granted pursuant to the Company Equity Plan); (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of or interests in Company Capital Stock or any other Ownership Interests of the Company or any other Acquired Company; or (v) authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for, or evidence the right to subscribe for or acquire securities having the right to vote) with the equity holders of the Company or otherwise in any matter.

(d)Merger Consideration. The allocation of Merger Consideration among the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time in the manner contemplated by Section 1.5 is consistent with, and determined in accordance with, the applicable provisions of the Certificate of Incorporation and any applicable Company Contract.

2.4    Financial Statements and Related Information.

(a)Delivery of Financial Statements. The Company has prepared, or caused to be prepared, and made available to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheet of the Company as of December 31, 2015 and December 31, 2014, and the related audited consolidated statement of operations, statement of comprehensive loss, statement of stockholders’ equity and statement of cash flows for the year ended December 31, 2015 and December 31, 2014, together with the notes thereto (the “Audited Financial Statements”, and such Audited Financial Statements that are as of December 31, 2015 and for the year ended December 31, 2015, shall be referred to herein as of the “2015 Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company as of April 30, 2016 (the “Unaudited Interim Balance Sheet”), and the related unaudited consolidated statement of operations, statement of comprehensive loss, statement of stockholders’ equity and statement of cash flows for the four (4) months ended April 30, 2016 (collectively, the “Interim Financial Statements”).

(b)Fair Presentation. The Company Financial Statements present fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and have been derived from and are in agreement with the books and accounting records of the Company and represent only actual, bona fide transactions; provided, however that the Interim Financial Statements do not include footnotes or other presentation items or normal year-end adjustments (which will not be material).

(c)The Acquired Companies maintain accurate books and records reflecting their assets and liabilities and maintain internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (iii) access to their assets is permitted only in accordance with management’s authorization and (iv) the reporting of their assets is compared with existing assets at regular intervals.

(d)All accounts receivable of the Acquired Companies (including all accounts receivable reflected in the Unaudited Interim Balance Sheet and all accounts receivable that have arisen since the date of the Unaudited Interim Balance Sheet (except such accounts receivable as have been collected since such dates)) are valid and enforceable claims and were earned by performance of actual, bona fide transactions in the ordinary course of business consistent with past practices of the Acquired Companies. The allowance for doubtful accounts, if any, set forth on the Unaudited Interim Balance Sheet was determined in accordance with GAAP consistent with past practices. All accounts payable of the Acquired Companies arose in the ordinary course of business consistent with past practices and represent only actual, bona fide transactions. Since December 31, 2014, all current assets and current liabilities have been managed by the Acquired Companies in the ordinary course of business consistent with past practices (including the collection of accounts receivable and payment of accounts payable and other liabilities).

(e)All items of inventory of the Acquired Companies (i) consist of items of a quality and quantity useable and saleable in the ordinary course of business consistent with past practices, except to the extent included in the reserve for inventory write down set forth on the Unaudited Interim Balance Sheet in accordance with GAAP consistent with past practices, and (ii) is not obsolete, excessive, damaged, or defective, except to the extent included in the reserve for inventory write down set forth on the Unaudited Interim Balance Sheet in accordance with GAAP consistent with past practices. The values of the inventory of the Acquired Companies reflected in the Unaudited Interim Balance Sheet reflects the Acquired Companies’ normal inventory valuation policies and were determined in accordance with GAAP consistent with past practices.

2.5    No Liabilities; Indebtedness.

(a)Absence of Liabilities. The Acquired Companies have no Liabilities, other than: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) Liabilities that have been incurred by the Company since the date of the Unaudited Interim Balance Sheet in the ordinary course of business consistent with the Company’s past practices (and which do not involve breaches of contract, torts or violation of any Legal Requirement); (iii) the Liabilities identified in Part 2.5(a) of the Disclosure Schedule; (iv) as would not reasonably be expected to adversely affect the Acquired Companies, taken as a whole, in any material respect; or (v) Liabilities under Contracts to which any of the Acquired Companies is a party, to the extent such Liabilities (A) are expressly set forth in and identifiable by reference to the text of such Contracts and (B) do not arise from a breach thereof.

(b)No “Off-Balance Sheet” Arrangements. No Acquired Company has any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended).

(c)None of the Company or any of its Subsidiaries has any Liabilities for Indebtedness other than as set forth in Part 2.5(c)(i) of the Disclosure Schedule (which such section includes, for each item of Indebtedness, the amount outstanding as of the date hereof and the name of the applicable lender or creditor), and accurate and complete copies of all instruments and documents, if any, evidencing, creating, securing or otherwise relating to such Indebtedness have been made available to Parent. Part 2.5(c)(ii) of the Disclosure Schedule contains a list of all Contracts pursuant to which any Acquired Company has guaranteed any Indebtedness, lease or other Liabilities of any other Person (“Company Guaranties”), and accurate and complete copies of all Company Guaranties have been made available to Parent. Part 2.5(c)(iii) of the Disclosure Schedule contains a list of all Contracts pursuant to which any present or former owners, stockholders, directors, managers, members, officers or employees of any Acquired Company have guaranteed any Indebtedness, leases or other Liabilities of any Acquired Company (“Other Guaranties”), and accurate and complete copies of all Other Guaranties have been made available to Parent.

2.6    Absence of Changes. Except as set forth in Part 2.6 of the Disclosure Schedule, between the date of the Unaudited Interim Balance Sheet and the date of this Agreement, and with respect to clause (a), between the Unaudited Interim Balance Sheet Date and the Closing, there has not been, occurred or arisen:

(a)any change, event, circumstance, development, occurrence or effect of any kind or character that has had or would reasonably be expected to have a Material Adverse Effect;

(b)any change to the Certificate of Incorporation or bylaws of the Company or the certificate of incorporation or bylaws (or equivalent organizational documents) of any other Acquired Company;

(c)any declaration, setting aside or payment of any dividend, or other distribution or capital return in respect of any shares of capital stock or other Ownership Interest of any Acquired Company, or any redemption, repurchase or other acquisition by any Acquired Company of any shares of capital stock or other Ownership Interest of any Acquired Company, except for any declarations, setting aside or payment of any dividend or other distribution or return of capital from one or more Acquired Companies to another Acquired Company;

(d)any sale, assignment, transfer, lease, license or other disposition, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, any of the tangible assets or properties of any Acquired Company or any Owned Intellectual Property having a value, in any individual case, in excess of $500,000, except granting non-exclusive licenses to customers in the ordinary course of business consistent with the past practices of the Acquired Companies;

(e)any acquisition (including by merger, consolidation or other combination, or acquisition of stock or assets or otherwise), sale, transfer or other disposition by any Acquired Company of any corporation, partnership, joint venture interest or other business organization, or any division thereof or any acquisition or disposition of any assets, or portion of the assets, of any Acquired Company;

(f)any material change in any method of financial accounting or financial accounting practice used by any Acquired Company, other than such changes as are required by GAAP;

(g)(i) any change in the Tax reporting or accounting principles, practices or policies, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable, (ii) any settlement or compromise of any material Tax Liability with any Governmental Body, (iii) any surrender of any right in respect of material Taxes, (iv) any consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, (v) any amendment of any material Tax Return, or (vi) any new, changed, or rescinded material Tax election;

(h) (i) any grant of severance or termination pay in excess of $200,000, (ii) any material change to the senior management structure of any Acquired Company, including the hiring of additional officers or the termination of existing officers or (iii) any adoption, material amendment or termination of (other than in connection with the transactions contemplated by this Agreement) any Company Employee Plan; in each case of clauses (i) through (iii) above, except in the ordinary course of business consistent with past practice or as required by a contractual obligation or as required by applicable Legal Requirement; or

(i)any agreement, other than this Agreement, to take any actions specified in this Section 2.6.

2.7    Title to Assets.

(a)Good Title. Each Acquired Company owns, and has good, valid and subsisting ownership or leasehold interests in all tangible and intangible assets and properties used or leased for use by such Acquired Company in connection with the conduct of its business, free and clear of any liens or other Encumbrances, except for Permitted Encumbrances. The tangible and intangible assets and property in which the Acquired Companies have good, valid and subsisting ownership or leasehold interests are sufficient to enable the businesses of the Acquired Companies to be conducted immediately after the Closing in the same manner as the businesses of the Acquired Companies have been conducted since the date of the Unaudited Interim Balance Sheet. All material items of tangible personal property owned or leased by any Acquired Company are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. None of such personal or moveable property is located anywhere other than at the Properties.

(b)Leased Assets. Part 2.7(b) of the Disclosure Schedule identifies all assets that are material to the business of the Acquired Companies and that are being leased to any Acquired Company.

2.8    Bank Accounts. Part 2.8 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to draw thereon or have access thereto.

2.9    Real Property. No Acquired Company has ever owned any real property. No Acquired Company owns any interest in real property, except for the leasehold created under the real property leases identified in Part 2.9 of the Disclosure Schedule (each a “Property Lease”). As to each Property Lease:

(a)The Acquired Company party thereto holds a valid and existing leasehold interest free and clear of all Encumbrances, other than Permitted Encumbrances;

(b)each Property Lease is in full force and effect and affords the Acquired Company party thereto peaceful and undisturbed possession of the Property subject to the applicable Property Lease;
(c)no Acquired Company has assigned, subleased, transferred, conveyed, mortgaged, or otherwise encumbered any interest in any Property Lease, or granted to any third party any right to occupy the Property and there are no options or right of first offer or refusal to acquire any such rights;

(d)the Acquired Company party thereto has the exclusive right to use and occupy each Property pursuant to the terms of the applicable Property Lease, and has not granted to any person any right to occupy any Property;

(e)all rent, and additional rent including without limitation, operating expenses, property taxes and pass-throughs are current subject to year-end reconciliation;

(f)the Acquired Company party thereto is in compliance in all material respects with the terms and requirements of each Property Lease, and there has been no default on the part of the Acquired Company party thereto or any landlord or any other party nor has any event occurred which, with the giving of notice or passage of time, or both, would be an event of default under any Property Lease, and no Acquired Company has been informed of and has not received notice from any landlord or any other party, concerning an alleged default;

(g)there are no defenses or offsets to enforcement of any Property Lease by any landlord or other party;

(h)there are no actions, whether voluntary or otherwise, pending against the Acquired Company party thereto or disputes or disagreements between the Acquired Company party thereto and any landlord or other party;

(i)an accurate and complete copy of each Property Lease has been provided to Parent; and

(j)each leased premises is adequately serviced by public or private, telecommunications, water, sewer, and electricity services.

2.10    Intellectual Property.

(a)Intellectual Property.

(i)Part 2.10(a)(i) of the Disclosure Schedule contains an accurate and complete list (showing in each case the applicant or owner of record, title, filing date, country or countries of filing, filing number and patent number, if any) of all issued Patents and Patent applications in which the Company or any of its Subsidiaries has or purports to have an ownership interest of any nature. If any such Patent is not owned exclusively by the Company or one of its Subsidiaries, Part 2.10(a)(i) of the Disclosure Schedule describes the extent to which another Person has an ownership interest in the Patent.
(ii)Part 2.10(a)(ii) of the Disclosure Schedule contains an accurate and complete list (showing in each case the registered owner, title or description, and registration number, if any) of all registered Copyrights owned or purported to be owned by the Company or any of its Subsidiaries. If any such Copyright is not owned exclusively by the Company or one of its Subsidiaries, Part 2.10(a)(ii) of the Disclosure Schedule describes the extent to which another Person has an ownership interest in such Copyright.

(iii)Part 2.10(a)(iii) of the Disclosure Schedule contains an accurate and complete list (showing in each case the record owner, trademark or service mark or description thereof, and application or registration number, if any) of all Trademark registrations and applications owned or purported to be owned by the Company or any of its Subsidiaries. If any such Trademark is not owned exclusively by the Company or one of its Subsidiaries, Part 2.10(a)(iii) of the Disclosure Schedule describes the extent to which another Person has an ownership interest in such Trademark.
(iv)Part 2.10(a)(iv) of the Disclosure Schedule lists all internet domain names registered in the name of or held for use by the Company or any of its Subsidiaries.

(b)Ownership of Intellectual Property.

(i)Except as set forth in Part 2.10(a) or Part 2.10(b)(i) of the Disclosure Schedule, and except for any Licensed Intellectual Property licensed to the Company or one of its Subsidiaries, the Company or one of its Subsidiaries is the sole and exclusive owner of all Intellectual Property used or held for use to conduct their respective businesses as currently conducted (the “Owned Intellectual Property”) free and clear of Encumbrances other than Permitted Encumbrances. The Owned Intellectual Property includes, without limitation, the Intellectual Property set forth (or required to be set forth) on Part 2.10(a) of the Disclosure Schedule. Nothing in this Section 2.10(b)(i) shall be deemed to be a representation or warranty of non-infringement or non-violation of the Intellectual Property rights of any Person.
(ii)Each Person who is or was a Company Service Provider and who has contributed to or participated in the creation or development, for or on behalf of the Company or any of its Subsidiaries, of any material Owned Intellectual Property and/or any Company Products (A) is a party to a “work-for-hire” Contract under which the Company or its Subsidiary is deemed to be the original owner/author of all rights, title and interest in such Owned Intellectual Property and/or Company Products or (B) has executed a written assignment to the Company or its Subsidiary of all right, title and interest in such Owned Intellectual Property and/or Company Products. Each of the Contracts described in the previous sentence is valid and enforceable in accordance with its terms with respect to the Company or its Subsidiary that is a party thereto and, to the Knowledge of the Company, the other party to such agreement. No current or former Company Service Providers of the Company or any of its Subsidiaries have asserted any right, license, claim or interest whatsoever in or with respect to any Owned Intellectual Property or Company Products.
(iii)The Company and each of its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information including any such information that the Company or any of its Subsidiaries holds, or purports to hold, as a trade secret. Without limiting the foregoing, the Company and each of its Subsidiaries have entered into written agreements with Company Service Providers of the Company or its Subsidiaries and other Third Parties obligating such Persons to maintain the confidentiality of the Know-How and Technology and any other confidential Intellectual Property of the Company and each of its Subsidiaries, the value of which is dependent upon the maintenance of the confidentiality thereof. Each of the Contracts described in the previous sentence is valid and enforceable in accordance with its terms with respect to the Company or its Subsidiary that is a party thereto and, to the Knowledge of the Company, the other party to such agreement. There has been no unauthorized disclosure or use of any confidential Know-How and Technology of the Company or any of its Subsidiaries.

(c)Valid and Enforceable.

(i)All issued Patents and registered Trademarks and Copyrights set forth in Part 2.10(a) of the Disclosure Schedule are subsisting, have not lapsed or been abandoned, disclaimed, dedicated to the public, cancelled or forfeited, in whole or in part by the Company or its Subsidiaries, and, to the Knowledge of the Company, are valid and enforceable.
(ii)No Legal Proceedings are pending, or to the Knowledge of the Company threatened, that challenge the use, validity, enforceability, priority, scope, ownership, or registrability of any Owned Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property, including any interference, inter partes review, re-examination, opposition or cancellation proceedings.

(d)Third Party Rights. Except pursuant to the Company IP Contracts listed (or excused from listing) in Part 2.11(a)(xiv) of the Disclosure Schedule, the Company and its Subsidiaries have not granted to any Third Party any Intellectual Property license rights in any of the Owned Intellectual Property. The Company and its Subsidiaries have not granted to any Third Party any ownership rights, options, or exclusive Intellectual Property license rights in, any of the Owned Intellectual Property or Licensed Intellectual Property.

(e)No Infringement of Third Party IP Rights. As of the date hereof and as of the Closing Date and in the four (4) years prior to the date hereof:

(i)the Company and its Subsidiaries, and their operation of their respective businesses, does not, and has not infringed, misappropriated or otherwise violated any Intellectual Property of any other Person;
(ii)no infringement, misappropriation or similar claim or Legal Proceeding is pending or has been asserted, or, to the Knowledge of the Company, has been threatened against the Company or its Subsidiaries; and
(iii)neither the Company nor any of its Subsidiaries has received any written notice relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company or its Subsidiaries of any Intellectual Property rights of another Person, including, without limitation, any license offer, warning letter, or other letter or communication suggesting or offering that, in view of the Company’s or any of its Subsidiaries’ past, present or future activities, the Company or any of its Subsidiaries obtain a license to any Intellectual Property of a Third Party, excluding in each case any cease and desist letter or similar written notice that has been resolved to the satisfaction of the Company or its Subsidiaries and that does not materially impair the value of such Owned Intellectual Property or the Company’s or its Subsidiaries’ right to use any such any Owned Intellectual Property or Licensed Intellectual Property, and is otherwise not material to the business of the Company and its Subsidiaries.

(f)Infringements by Third Parties. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property or Licensed Intellectual Property. The Company and its Subsidiaries have not, at any time during the past four (4) years, initiated any Legal Proceedings or threatened in writing to bring any Legal Proceedings against any Third Party relating to any actual, alleged or suspected infringement, misappropriation or violation by such Third Party of any Owned Intellectual Property or Licensed Intellectual Property, excluding in each case any cease and desist letter or similar written notice that has been resolved to the satisfaction of the Company or its Subsidiaries and that does not materially impair the value of such Owned Intellectual Property or the Company’s or its Subsidiaries’ right to use any such any Owned Intellectual Property or Licensed Intellectual Property, and is otherwise not material to the business of the Company and its Subsidiaries.

(g)Ownership and Use of Data. To the Knowledge of the Company, all Company Data is owned by the Company, free and clear of all Encumbrances other than Permitted Encumbrances. The Acquired Companies have all necessary rights to use, reproduce, modify, create derivative works of, license, sublicense, distribute and otherwise exploit the Company Data in connection with the operation of the business as currently conducted and any transfer required in connection with the consummation of the transactions contemplated hereunder.

(h)Information Security. Each Acquired Company complies, and during the past four (4) years has complied, in all material respects with (i) all Privacy and Information Security Requirements, (ii) its privacy policies and notices, and (iii) all Contracts relating to Processing of Personal Data.  No Acquired Company, nor, to the Knowledge of the Company, any other Person, has received any notice, allegation, complaint or other communication, and to the Knowledge of the Company there is no pending investigation by any Governmental Body or payment card association, regarding any actual or possible violation of any Privacy and Information Security Requirement by or with respect to any Acquired Company. To the Knowledge of the Company, no Acquired Company has suffered a security breach with respect to any of the Company Data and there has been no unauthorized or illegal use of or access to any Company Data. No Acquired Company has notified, or been required to notify, any Person of any information security breach involving Personal Data. Each Acquired Company employs commercially reasonable security measures that comply in all material respects with all Privacy and Information Security Requirements to protect Company Data within its custody or control and requires the same of all vendors that Process Company Data on its behalf. Each Acquired Company has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including but not limited to notification to Governmental Bodies), necessary for such Acquired Company’s Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business as currently conducted and in connection with the consummation of the transactions contemplated hereunder.

Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 2.10 and Section 2.11(a)(xiv) shall be the only representations or warranties in this Agreement with respect to Intellectual Property matters.

2.11    Contracts.

(a)List of Contracts. Part 2.11(a) of the Disclosure Schedule contains a correct and complete list of the following Contracts to which any Acquired Company is a party to or otherwise bound and which is in effect:

(i)Other than a Company Employee Plan, Contract with respect to any Acquired Company, on one hand, and any Related Party, on the other hand;
(ii)Contract relating to the merger, consolidation, reorganization or any similar transaction involving or with respect to any Acquired Company;
(iii)Contract or series of related Contracts (other than Company Employee Plans): (i) under which any Acquired Company received or made payments in excess of $500,000 in any fiscal year or during the 12 months ended December 31, 2015 or (ii) which requires or contemplates annual payments to any Acquired Company or from any Acquired Company in excess of $500,000;
(iv)Contract relating to sales and marketing activities of any Acquired Company or the advertising or promotion of the business of any Acquired Company, including any Contracts with contract sales organizations or Company Service Providers, and that provides for payments in excess of $250,000 annually;

(v)Contract relating to the acquisition, sale, spin-off or outsourcing of any material business unit or material operation of any Acquired Company, or any equity or debt investment in or any loan to any Person;
(vi)Contract creating or relating to any partnership, joint venture, strategic alliance or any sharing of revenues, profits, losses, costs or liabilities or similar arrangement that is material to the business of the Acquired Companies;
(vii)Contract (A) imposing any restriction on any Acquired Company: (1) to compete in any line of business, or with any other Person or in any geographic area or during any period of time (including, without limitation, any Contract containing a non-competition or non-solicitation provision); (2) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (3) to manufacture any products; (B) involving the grant of “most favored nation” status or any similar status requiring any Acquired Company to offer a Person any terms, conditions or concessions that are at least as favorable as those offered to one or more other Persons; or (C) providing to any Person any exclusive rights to provide, sell or distribute any Company Product to any Person;
(viii)other than the Company Equity Plan or any agreements for Company Options granted thereunder, Contract regarding the acquisition or disposition, issuance or transfer of any securities or Ownership Interests of any Acquired Company and each Contract affecting or dealing with any securities or Ownership Interests of any Acquired Company including any escrow agreements relating to the securities or Ownership Interests of any Acquired Company;
(ix)Contract for the sale of any of the assets of any Acquired Company, other than the sale of inventory in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of the assets of any Acquired Company, other than the sale of inventory in the ordinary course of business;
(x)Contract involving any loan or credit agreements, promissory notes, bonds, debentures, security agreements, pledge agreements, mortgages, indentures, factoring agreements, guarantees, letters of credit, performance bonds, completion bonds, surety agreements, indemnification agreements or similar financing arrangements or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness for borrowed money by any Acquired Company or imposing an Encumbrance (other than Permitted Encumbrances) on any of the assets of any Acquired Company, in each case with respect to a principal amount in excess of $500,000;
(xi)lease, lease guaranty, sublease, license, or other Contract for the leasing, use or occupancy of the Properties;
(xii)each Company Contract (other than any Company Employee Plan), that contemplates or involves: (A) the payment or delivery of cash or other consideration by any Acquired Company in any calendar year in an amount or having a value in excess of $750,000 in the aggregate when taken together with all other Contracts involving such Person or such Person’s Affiliates (whether on a full-time, part-time, consulting, independent contractor or other basis); (B) the performance of services in any calendar year having a value in excess of $500,000 individually, or $750,000 in the aggregate when taken together with all other Contracts involving such Person or such Person’s Affiliates (whether on a full-time, part-time, consulting, independent contractor or other basis); (C) the payment of any service, retention, change in control, acceleration or similar payments or cash or other compensation or benefits as a result of the execution of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby (whether or not such bonuses or payments do not become payable until the occurrence of a termination of employment or the occurrence of any other event or circumstance that may occur after the consummation of the transactions contemplated by this Agreement) which such Contracts collectively have a value in excess of $100,000 Note to draft: Buyer wants to understand what payments that would exceed this threshold could become payable. in the aggregate; or (D) restrict the ability of any Acquired Company to terminate the employment of any employee or the consulting agreement, independent contractor agreement or similar agreement of any Person at any time for any lawful reason or for no reason without material Liability;
(xiii)Contract with Top Customers or Top Suppliers;
(xiv)Contract or purchase orders for capital expenditures or the acquisition or construction of fixed assets requiring the payment by any Acquired Company of an amount in excess of $750,000;
(xv)Contract that is material to the business of the Acquired Companies pursuant to which (A) any Person has been granted any license, interest or other right (including any covenant not to sue) by the Company or its Subsidiaries under, in or to any Owned Intellectual Property, or a sublicense to any Licensed Intellectual Property granted by the Company or its Subsidiaries to any Person (in each instance, other than non-exclusive, internal use, licenses granted to end user customers in the ordinary course of business pursuant to the Company’s standard form of customer agreement), (B) any license or other right (including any covenant not to sue) under, in or to any Intellectual Property has been granted by any Person to the Company or its Subsidiaries (excluding any licenses for generally commercially available off-the-shelf Computer Software programs licensed in object code version for internal use on standard terms), and (C) the Company or any of its Subsidiaries has entered into any development or collaboration agreement with respect to any Intellectual Property (the foregoing Company Contracts required to be listed on Part 2.11(a)(xv) of the Disclosure Schedule or excused from listing, in the above (A)-(C), collectively, the “Company IP Contracts”); and
(xvi)Contract entered into with a Governmental Body.

(b)(Contracts in the respective categories described in clauses “(i)” through “(xvi)” above are collectively referred to in this Agreement as “Material Contracts”.)

(c)No Breach. Each Material Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms with respect to the Acquired Company that is a party thereto and, to the Knowledge of the Company, each other party to such Material Contract. Each Acquired Company has performed, in all material respects, all obligations required to be performed by it under each of the Material Contracts to which it is a party. No Acquired Company has materially violated or materially breached, or committed any material default under, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material violation, breach or default under the provisions of, any Material Contract that remains uncured, and, to the Knowledge of the Company, no other Person has materially violated or materially breached, or committed any material default under, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material violation, breach or default under the provisions of any Material Contract that remains uncured. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (i) result in a material violation or material breach by any Acquired Company or, to the Knowledge of the Company, any other party thereto of any of the provisions of any Material Contract; (ii) to the Knowledge of the Company, give any Person the right to declare a material default or exercise any material remedy under any Material Contract; (iii) to the Knowledge of the Company, give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) to the Knowledge of the Company, give any Person the right to cancel, terminate or materially modify any Material Contract. Since January 1, 2012, no Acquired Company has received any written notice or other written communication regarding any actual or possible material violation or material breach of, or material default under, any Material Contract. No Acquired Company has waived any of its respective material rights under any Material Contract.

2.12    Tax Matters.

(a)Tax Returns and Payments. All U.S. federal and state income and other material Tax Returns required to have been filed by, on behalf of, or with respect to the Company and its Subsidiaries (the “Company Returns”) have been timely and properly filed (taking into account all extensions properly obtained) and are accurate and complete in all material respects. All Taxes shown to be due on such Company Returns have been timely and properly paid. No claim has ever been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries has never paid Taxes or filed Tax Returns asserting in writing that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction. The Company Financial Statements properly and adequately accrue or reserve for Tax liabilities in accordance with GAAP.

(b)Audits; Claims. Neither the Company nor any of its Subsidiaries has received from any Governmental Body in writing any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of material deficiency or proposed Tax adjustment. No assessment, claim or Legal Proceeding is pending, proposed or threatened against the Company or any of its Subsidiaries in respect of any material Tax. There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings (and for which there are adequate accruals, in accordance with GAAP). No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to Taxes granted by or in respect of the Company or its Subsidiaries will be in effect after the Closing Date.

(c)Tax Sharing Agreements; Etc. Neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any change in method of accounting, closing agreement, installment sale, open transaction, or election under Section 108(i) of the Code, in each case for a taxable period ending on or prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnity or sharing agreement, or will have any liability pursuant to or as a result of any Tax allocation, indemnity or sharing agreement after the date of this Agreement, in each case excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes. Neither the Company nor any of its Subsidiaries has been a member of any Affiliated Group (other than a group the common parent of which is or was the Company or any of its Subsidiaries).

(d)Distributed Stock. Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties thereto as one to which Section 355 or 361 of the Code (or any similar provision of state, local or foreign law) applied.

(e)Tax Shelters. Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Section 1.6011-4(b) of the United States Treasury Regulations, or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.
(f)Tax Withholding. All Taxes which the Company and its Subsidiaries are required by any Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Body.

(g)Section 409A. Each Company Employee Plan that is subject to Section 409A of the Code complies in all material respects, in form and operation, with the requirements of Section 409A of the Code.

(h)Tax Rulings. There are no Tax rulings, requests for rulings, or closing agreements relating to material Taxes for which the Company or any of its Subsidiaries may be liable that could affect the liability of the Company or any of its Subsidiaries for Taxes for any taxable period ending after the Closing Date.

(i)Net Operating Losses; Etc. For the avoidance of doubt, the Company makes no representations or warranties in respect of (i) the existence, amount, usability or any other aspect of any net operating loss, net operating loss carryover, capital loss, capital loss carryover, Tax credit or Tax credit carryover of the Company or its Subsidiaries or (ii) other than with respect to the representations at Sections 2.12(c) and 2.12(h), the liability of the Company or any of its Subsidiaries for Taxes in any Post-Closing Tax Period.

(j)Foreign Taxes. The Company and its Subsidiaries are in compliance with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices and methodology, and all prices for property or services among the Company and/or its Subsidiaries and any related party are arm’s length prices for purposes of Code Section 482 and any other applicable transfer pricing Legal Requirements. None of the Company or its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation, other than Taxes collected by withholding at the source, whether by virtue of having a permanent establishment or place of business in such jurisdiction or otherwise.

(k)Absent any action by Parent that gives rise directly or indirectly to the payment of any amount not provided for under an agreement, plan, arrangement or other Contract to which the Company or any of its Subsidiaries is party or by which it is bound as in effect on the date of this Agreement (other than the granting of severance benefits to employees not to exceed one year of base salary and target bonus, plus 12 months of COBRA premiums), there is no agreement, plan, arrangement or other Contract to which the Company or any of its Subsidiaries is party or by which it is bound covering any employee or service provider of the Company or any of its Subsidiaries who is a “disqualified individual” that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is party or by which it is bound to compensate any employee or service provider for excise taxes paid pursuant to Section 4999 of the Code.

Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 2.12 shall be the only representations or warranties in this Agreement with respect to Tax matters.

2.13    Employment Matters; Benefit Plans.

(a)Employee List. The Company has provided or made available to Parent a list of all current Acquired Company employees as of the date of this Agreement, which correctly reflects as of the date hereof: (i) their dates of commencement of employment; (ii) their job titles, positions and locations; (iii) their rate of pay or annual salaries; (iv) any bonus or commission arrangements payable to them; (v) their visa status; and (vi) whether the Acquired Company employee is on a leave and the date such Acquired Company employee is expected to return to active service. Except as set forth in Part 2.13(a) of the Disclosure Schedule: (i) no Acquired Company is (and since January 1, 2012 no Acquired Company has been) bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a works council, labor organization or other employee representative body representing any Acquired Company employees, no application or petition for an election or certification of a collective bargaining representative for any Acquired Company employee is pending, or to the Knowledge of the Company, threatened, and there are no unions, labor organizations, works councils or any other employee representative body representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Acquired Company employees; (ii) there are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against any Acquired Company before the U.S. National Labor Relations Board or any similar body in the United States or any other country in which Acquired Company employees perform services; (iii) no Acquired Company has had, since January 1, 2012, any strike, slowdown, work stoppage, picketing lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Acquired Company employees; and (iv) to the Knowledge of the Company, no event has occurred that might give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, picketing, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute. No Acquired Company or any of their respective Affiliates have any pre-Closing notice or consultation obligations with respect to any union, labor organization, works council or other employee representative body in connection with the transactions contemplated by this Agreement.

(b)Employee Plans and Agreements. Part 2.13(b) of the Disclosure Schedule contains an accurate and complete list of each material Company Employee Plan. Except in the ordinary course of business, the Acquired Companies do not intend and have not committed to establish or enter into any new Company Employee Plan, or to modify any Company Employee Plan (except to conform any such Company Employee Plan to the requirements of any applicable Legal Requirements).

(c)Absence of Certain Retiree Liabilities. No Company Employee Plan provides, or reflects or represents any liability of any Acquired Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA (or similar state Legal Requirements) or for the continuation of coverage through the end of the calendar month in which termination from employment occurs.

(d)No Defaults. (i) Each Acquired Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan; (ii) each of the Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including the applicable tax qualification requirements under the Code; and (iii) all material contributions, premiums and any other material payments relating to any Company Employee Plan which may have been required to be made in accordance with the terms of such Company Employee Plan or applicable Legal Requirements have been timely made. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened, by any Person with respect to any Company Employee Plan.

(e)No Conflict. Except as contemplated by this Agreement or as set forth in Part 2.13(e) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, trust or loan that is reasonably expected to result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits (through a grantor trust or otherwise) with respect to any Company Service Provider.

(f)Compliance. Each Acquired Company: (i) is and since January 1, 2012 has been in compliance in all material respects with all applicable Legal Requirements and Orders respecting employment, hiring practices, employment practices, terms and conditions of employment, wages, hours and all other labor-related matters, including Legal Requirements and Orders relating to discrimination, wages and hours, labor relations, leaves of absence, work breaks, classification of employees, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Acquired Company employees (or prospective employees or other service providers), including, but not limited to, the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation, including the provisions of California Labor Code Sections 1400-1408); and (ii) has no material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Service Provider (other than routine payments to be made in the normal course of business consistent with past practice). No Acquired Company has any material liability relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. Each Acquired Company has properly classified in all material respects in accordance with all applicable Legal Requirement and Orders all of its service providers as either employees or independent contractors and as exempt or non-exempt from overtime requirements. Each Company Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter (or opinion letter, as applicable) with respect to such qualification and the Tax-exempt status of its related trust or has time remaining in which to file an application for such determination from the IRS, and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualified status. No Company Employee Plan is intended to meet the requirements of Section 501(c)(9) of the Code. With respect to any Company Employee Plan, no Acquired Company, nor to the Knowledge of the Company any other Person, has committed an act or omission that has resulted in or could subject any Acquired Company to a civil penalty under ERISA or a Tax or assessable payment under Chapter 43 of the Code.

(g)Title IV of ERISA. No Acquired Company nor any ERISA Affiliate of any Acquired Company has, within the past six years, maintained, been a participating employer, contributed to, or has had any liability with respect to (i) any multiemployer plan as defined in Section-3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code; (ii) any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code; or (iii) any other employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

(h)Claims Against Plans. There are no pending or, to the Knowledge of the Company, threatened claims or Legal Proceedings against any of the Company Employee Plans or any Acquired Company with respect to the operation of such Company Employee Plans (other than routine benefit claims), or asserting any rights or claims to benefits under such Company Employee Plan that would reasonably be expected to result in a material Liability to any Acquired Company.

(i)Foreign Company Benefit Plans. Except as would not reasonably be expected to result in a material Liability to any Acquired Company, each Company Employee Plan that is subject to the laws of any jurisdiction outside of the United States (each a “Foreign Company Benefit Plan”) and required under applicable Legal Requirements to be registered or approved with an applicable Governmental Entity has been registered or approved with such Governmental Body and to the Knowledge of the Company has been maintained and administered in good standing with the applicable Governmental Body. Based on reasonable actuarial assumptions, there are no unfunded liabilities for deferred compensation, pension benefits, pension schemes and termination indemnities related to any period of time prior to the Closing under any Foreign Company Benefit Plan or with respect to any employees of the Company or any Subsidiary of the Company outside of the United States, except for any liabilities reflected on the Unaudited Interim Balance Sheet.

(j)Insurance. With respect to any insurance policy providing funding or reimbursement for benefits under any Company Employee Plan, (i) there is no material Liability of any Acquired Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such material Liability if such insurance policy was terminated at or after the Closing and (ii) to the Knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and no such proceedings with respect to any insurer are imminent. With respect to each Company Employee Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, all material claims incurred under such Company Employee Plan are (i) insured pursuant to a contract of insurance (that does not provide for any retrospective premium adjustments) whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) or accrued for as a liability on the Unaudited Interim Balance Sheet.

(k)Labor-Related Claims. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, occupational safety and health, retaliation, immigration, or any other employment-related matter, including without limitation, discrimination charges, charges of unfair labor practices or harassment complaints.
Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 2.13 shall be the only representations or warranties in this Agreement with respect to benefits plan or employment matters.

2.14    Environmental Matters. Except as would not result in any material Liability to any of the Acquired Companies, to the Knowledge of the Company:

(a)the Acquired Companies and operations of the Acquired Companies have at all times been and are in material compliance with all Environmental Laws;

(b)neither the Company nor any other Acquired Company has received, since January 1, 2012, written notice from any Governmental Body that remains outstanding alleging that the Company or any other Acquired Company is in material violation of applicable Environmental Laws or has caused a material release of a Hazardous Substance;

(c)no Acquired Company has caused a release of any Hazardous Substance in excess of a reportable and actionable quantity to the Environment which release remains unresolved;

(d)the Company has no Knowledge of any spills or releases of Hazardous Substances at, from, onto or under any real property leased or operated by any Acquired Company or Knowledge of any disposal of Hazardous Substances not in material violation of applicable Environmental Laws;

(e)there are no pending or threatened material Environmental Claims against any Acquired Company;

(f)each Acquired Company has at all times possessed and currently possesses all material Governmental Authorizations required under applicable Environmental Laws for the operation of the business as now being conducted, and the operations of each Acquired Company have at all times been and are in material compliance with the terms and conditions of such required Governmental Authorizations;

(g)none of the following exists at any property or facility operated by the Company: (i) underground storage tanks; or (ii) landfills, surface impoundments or hazardous waste disposal areas; and

(h)the Company has provided Parent with complete and accurate copies of all material environmental assessments, environmental reports, and notices of actual or suspected violations of Environmental Laws in its possession that relate to the operations of the Acquired Companies or any real property leased by any Acquired Company.

2.15    Governmental Authorizations. Except as set forth in Part 2.15 of the Disclosure Schedule, each Acquired Company possesses all Governmental Authorizations required to permit such Acquired Company to conduct its business as currently conducted. All such Governmental Authorizations are in full force and effect, each Acquired Company is in compliance with the terms and requirements of each such Governmental Authorization, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Governmental Authorization, except as would not adversely affect the business of any Acquired Company in any material respect.

2.16    Insurance. Part 2.16 of the Disclosure Schedule contains an accurate and complete list (including the name of the insurer, policy number, coverage amount, deductible amount, premium amount and expiration date) of all material insurance policies and bonds of property, fire, liability, worker’s compensation, errors and omissions and other forms of insurance (other than title insurance) currently owned or held by the Acquired Companies. The Company has made available to Parent accurate and complete copies of all material insurance policies. Each material insurance policy is legal, binding and enforceable and in full force and effect, and all premiums with respect thereto covering all periods up to the date hereof have been paid. Since January 1, 2012, no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy, other than in connection with ordinary renewals; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no claim for coverage by the Company pending under any material insurance policy that has been denied or disputed by the insurer. Each Acquired Company has complied in all material respects with the provisions of such insurance policies applicable to such Acquired Company. With respect to each such policy, there is no liability of any Acquired Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability, nor would there be any such Liability if such policy was terminated at or after the Closing. Other than claims made in the ordinary course of business, there are no pending claims under any such policies, including any claim for loss or damage to the properties, assets or business of the Acquired Companies. Such policies are sufficient for compliance with all Legal Requirements and of all Contracts to which any Acquired Company is a party. There are no material self-insurance arrangements affecting any Acquired Company.

2.17    Transactions with Related Parties. No Related Party: (a) has, or has had, any direct or indirect interest in any asset used in or otherwise relating to the business of any of the Acquired Companies; (b) is, or has been, indebted to any Acquired Company (other than for ordinary course travel advances); (c) has entered into, or has had any financial interest in, any Contract, transaction or business dealing with or involving any Acquired Company (other than pursuant to a Company Employee Plan); (d)  to the Knowledge of the Company, is competing, or has at any time competed, with any Acquired Company; (e) has any claim or right against any Acquired Company (other than rights under Company Options, rights under Company Employee Plans and rights to receive compensation for services performed as a Company Service Provider); or (f) provides, or has any interest (other than ownership of two percent or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended) in any Person who provides, services, assets, products, resources, properties or facilities to any Acquired Company (other than services performed as a director, officer or employee of an Acquired Company) or is provided or dependent on, or has any interest (other than ownership of two percent or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended) in any Person who is provided or dependent on, services, assets, products, resources, properties or facilities provided by any Acquired Company or has any interest (other than ownership of two percent or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended) in any Person which is a customer, supplier, lessor, lessee or competitor of any Acquired Company.

2.18    Legal Proceedings; Orders.

(a)Legal Proceedings. (i) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any Acquired Company, any of the assets or properties of any Acquired Company, or any of the directors and officers of any Acquired Company in their capacity as directors or officers of such Acquired Company, (ii) no Acquired Company has received any written communication or, to the Knowledge of the Company, oral communication that any Legal Proceeding, investigation, audit or review by any Governmental Body with respect to any Acquired Company is pending or threatened; and (iii) to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to result in, or lead to the instigation of, any material Legal Proceeding by or against any Acquired Company. Since January 1, 2012, no Legal Proceeding has been commenced by the Company.

(b)Orders. There is no Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject. To the Knowledge of the Company, no officer or other employee of any Acquired Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Acquired Companies.

2.19    Compliance with Laws.

(a)Except as set forth in Part 2.19(a)(i) of the Disclosure Schedule, each Acquired Company has conducted during the past five years, and is conducting, its business in compliance in all material respects with applicable Legal Requirements. Except as set forth in Part 2.19(a)(ii) of the Disclosure

Schedule, during the past five years, no Acquired Company has received any written or, the Knowledge of the Company, oral notice from any Governmental Body, qui tam relator or other third party, nor has any such notice, claim, assertion or other Legal Proceeding been filed or commenced against an Acquired Company, to the effect that any Acquired Company is not in compliance in any material respect with any applicable Legal Requirement. To the Knowledge of the Company, no fact or condition exists that with notice or lapse of time or both would constitute a default or violation under any Order.

(b)Without limiting the generality of the foregoing, each Acquired Company and, to the Company’s Knowledge, any other Person acting on behalf of any or all of the Acquired Companies, including any director, officer, agent, employee or Affiliate of the any Acquired Company acting in such capacity (collectively, “Agents”), is, and during the past five years has been, in compliance with all legal requirements under (i) the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended, (ii) the U.K. Bribery Act 2010, and (iii) all other anti-corruption and bribery Legal Requirements, in each case, in jurisdictions in which an Acquired Company is carrying on business or otherwise operating, including those jurisdictions where such Legal Requirements impose liability for the conduct of associated third parties (collectively, “Anti-Bribery Laws”). During the past five years, no Acquired Company or, to the Company’s Knowledge, any of its Agents, has been investigated by any Governmental Body with respect to, or received any notice from any Governmental Body or other third party regarding an investigation of, or conducted any internal investigation with respect to any actual, potential or alleged violation, by any Acquired Company or any of its Agents of any Anti-Bribery Law. Each Acquired Company has policies and procedures and a system of internal accounting controls in place that were prepared and have been maintained to prevent, detect and deter violations of Anti-Bribery Laws. No Acquired Company or, to the Company’s Knowledge, any of its Agents, is (i) a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti -Terrorism Order or (ii) a Person that engages in any dealings or transactions with any such Person referred to in the preceding clause (i).

2.20    Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes.

(a)Authority; Binding Nature. The Company has the requisite right, power and authority to execute and deliver, and to perform its obligations under, this Agreement and each Ancillary Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such Ancillary Agreement have been duly and validly authorized by all necessary action on the part of the Company and its board of directors and, prior to the Effective Time, its stockholders. No other approvals or actions are necessary on the part of the Company to authorize the execution, delivery and performance of this Agreement and the other Ancillary Agreements to which the Company is or will be a party. This Agreement and each Ancillary Agreement to which the Company is or will be a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and other similar laws now or hereinafter in effect affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)Board Approval. The Company’s board of directors has: (i) unanimously approved, and declared the advisability of, this Agreement and the Merger and the other transactions contemplated by this Agreement and determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders; and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.

2.21    Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule and except, in the cases of clauses (b), (c), (d) and (e) of this Section 2.21, as would not adversely affect the business of any Acquired Company in any material respect, (x) the execution, delivery or performance of this Agreement and any Ancillary Agreement to which any Acquired Company is a party; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any such Ancillary Agreement, will not (with or without notice or lapse of time):

(a)conflict with or result in a violation of any of the provisions of any Charter Documents of the Company or any other Acquired Company;

(b)conflict with or result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or any of the assets owned or used by any Acquired Company, is subject;

(c)conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by any Acquired Company or that otherwise relates to any Acquired Company’s business or to any of the assets owned or used by any Acquired Company;

(d)require the giving of notice to any party to, result in a breach of, or result in a material default under, any provision of any Material Contract, or give any Person the right to cancel, terminate, or accelerate any material obligation under, or trigger any payments under, or give rise to the loss of a material benefit under any such Material Contract; or

(e)result in the creation of any Encumbrance upon or with respect to any asset owned or used by any Acquired Company pursuant to any Material Contract (except for Permitted Encumbrances).

No Acquired Company will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body or third party in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except (1) as set forth in Part 2.21 of the Disclosure Schedule; (2) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; or (3) any filings required pursuant to the HSR Act.

2.22    Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Series A Convertible Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis), which vote will be obtained and effected upon the execution, delivery and effectiveness of the Written Consent being delivered by the Specified Holders pursuant to Section 5.5, is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Merger and the other transactions contemplated by this Agreement (the “Required Merger Stockholder Vote”).

2.23    Suppliers and Customers. Part 2.23 of the Disclosure Schedule contains a true, complete and correct list of, (a) by dollar volume paid for each of the years ended December 31, 2014 and 2015, respectively, the ten largest suppliers to the Acquired Companies for each such year, respectively, (each, a “Top Supplier”) and (b) by revenue amount for each of the years ended December 31, 2014 and 2015, respectively, the ten largest customers of the Acquired Companies for each such year, respectively (each, a “Top Customer”). Except as set forth in Part 2.23 of the Disclosure Schedule, no Top Supplier or Top Customer has cancelled, suspended or otherwise terminated, or has threatened in writing (or, to the Knowledge of the Company, orally) to, or informed (whether orally or in writing) any Acquired Company that it intends to, cancel, suspend or otherwise terminate the relationship of such Person with any Acquired Company or to reduce its business or adversely change the terms upon which it pays for or provides products or services for such Acquired Company or is entitled to receive, or has received or claimed, any credit, offset or payment under its contract with such Acquired Company. No Acquired Company has been informed (whether orally or in writing) by any Top Customer that, as a result of the consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby, such Top Customer will cancel, suspend or terminate its relationship with the applicable Acquired Company, materially reduce its business with such Acquired Company, or adversely change the terms upon which it pays for products or services from such Acquired Company. No Acquired Company has been informed (whether orally or in writing) by any Top Supplier that, as a result of the consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby, such Top Supplier will cancel, suspend or otherwise terminate its relationship with the applicable Acquired Company, increase its pricing or reduce its discounts for such Acquired Company, curtail its accommodations, sales or the scope of service to such Acquired Company or adversely change the terms upon which it provides goods or services to such Acquired Company.

2.24    Products, Warranties and Related Matters.

(a)Each Company Product has been in conformity and compliance with, and is designed and manufactured in accordance with, (i) all applicable Legal Requirements, all applicable contractual commitments and all warranties (whether express or implied), and (ii) any specifications set forth on or in the packaging of or for, or in any manual, instructions or other materials for, such Company Product.

(b)The Company has made available to Parent an accurate and complete copy of the Company’s standard terms and conditions of sale and warranty for each of the Company Products, including any applicable guaranty, warranty and indemnification provisions (the “Standard Terms”). Except for the Standard Terms, no Acquired Company has made or provided any express or implied warranty, indemnity or guaranty as to any Company Product. There are no claims or Legal Proceedings existing or, to the Company’s Knowledge, threatened under or pursuant to, or otherwise alleging any breach of, any warranty (whether express or implied) or guaranty relating to any Company Product, and, in the past six (6) years, there have not been any such claims or Legal Proceedings.

(c)There are no claims or Legal Proceedings existing or, to the Company’s Knowledge, threatened for or relating to injury to any Person or property as a result of the sale, distribution, delivery, development or manufacture of any Company Product by or on behalf of the Company, including any claims arising out of the defective or unsafe nature of any product of the Company or any other product liability claims or Legal Proceedings, and, in the past six (6) years, there have not been any such claims or Legal Proceedings. In the past six (6) years there have been no recalls of any Company Product, and there are not any pending requests for any recall of any Company Product nor any investigation, request for information or customer complaint that would reasonably be expected to result in a recall or a request for a recall with respect to any Company Product.

2.25    Import and Export Control Laws. The Acquired Companies have, at all times as to which the applicable statute of limitations has not yet expired, conducted their import and export transactions in all respects in accordance with (i) all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls of other countries with which the Acquired Companies do business. Without limiting the foregoing:

(a)the Acquired Companies have obtained, and are in compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Body required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)there are no pending or, to the Knowledge of the Company, threatened claims against any Acquired Company with respect to such Export Approvals;

(c)to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Acquired Companies’ import or export transactions that may give rise to any future claims;

(d)to the Knowledge of the Company, no Export Approvals with respect to the transactions contemplated hereby are required;

(e)neither the Acquired Companies nor to the Knowledge of the Company any of their Affiliates is a party to any Contract or bid with, or has conducted business with (directly or, to the Knowledge of the Company, indirectly), any Person (i) located in, or to the Knowledge of the Company, otherwise has any operations in, or sales to, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria or Sudan; or (ii) that is the target of any economic sanctions (including designation on the list of Office of Foreign Assets Control List of Specially Designated Nationals and Blocked Parties) imposed by any Governmental Body to whose jurisdiction the Company is subject;

(f)in the past five years, no Acquired Company has received written notice to the effect that a Governmental Authority claimed or alleged that any Acquired Company was not in compliance with any applicable Legal Requirements relating to the export of goods and services to or the conduct of any transaction with any person in any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of the Treasury, the United States Department of Commerce and the United States Department of State; and

(g)neither the Acquired Companies nor any of their Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past import, export control, antiboycott or economic sanctions violations.

2.26    Brokers. Except as set forth in Part 2.26 of the Disclosure Schedule, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee, payment, commission or compensation in connection with the Merger or any of the other transactions contemplated by this Agreement or the introduction of the parties to each other based upon any arrangements made by or on behalf of the Company.

2.27    Books and Records. The records and books of account of each Acquired Company are correct in all material respects. The minute books of each Acquired Company, accurate and complete copies of which have been made available to Parent prior to the date of this Agreement, contain materially accurate records of substantially all meetings and reflect all material corporate action of the owners and the board of directors (or similar governing body) of each Acquired Company (including committees), as the case may be. The stock or equity interest books and ledgers of each Acquired Company, accurate and complete copies of which have been made available to Parent prior to the date of this Agreement, correctly record all transfers and issuances of all Ownership Interests of each Acquired Company, including the Company Common Stock and Company Preferred Stock.

2.28    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Section 2, none of the Company, any of its Affiliates nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent expressly included in a representation or warranty contained in this Section 2. Notwithstanding the foregoing or anything to the contrary herein, (a) nothing in this Section 2.28 shall in any way limit any of the representations or warranties set forth in Section 2, and (b) the provisions of this Section 2.28 shall not, and shall not be deemed or construed to, waive or release any claims based on Contractual Fraud.

3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1    Organization and Standing.

(a)Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has full power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts to which it is a party or by which it is bound. Parent has delivered or made available to the Company accurate and complete copies of its certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto through the date of this Agreement.

(b)Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has delivered or made available to the Company accurate and complete copies of its certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto through the date of this Agreement.

3.2    Merger Sub. Merger Sub has not incurred nor will it incur any liabilities or obligations, except as contemplated by this Agreement and except those incurred in connection with its organization and with the negotiation of this Agreement or any other Ancillary Agreements and the performance of its obligations hereunder or thereunder and the consummation of the transactions contemplated by this Agreement, including the Merger. Except as contemplated by this Agreement and except in connection with its organization and with the negotiation of this Agreement or any other Ancillary Agreements and the performance of its obligations hereunder or thereunder and the consummation of the transactions contemplated by this Agreement, including the Merger, Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any Contract or other agreement or arrangement with any Person, or become subject to or bound by any obligation or undertaking. As of the date of this Agreement, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated by this Agreement).

3.3     Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has all requisite right, power and authority to enter into and perform its obligations under this Agreement and under each Ancillary Agreement to which Parent or Merger Sub is a party; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and each such Ancillary Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent’s stockholders is needed to approve the Merger. This Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party constitutes the legal, valid and binding obligation of Parent and Merger Sub, as the case may be, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and other similar laws now or hereinafter in effect affecting creditors’ rights generally; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4    Non-Contravention; Consents.

(a)Non-Contravention. Except as would not, individually or in the aggregate, reasonably be expected prevent or delay Parent or Merger Sub from performing their respective obligations under this Agreement or from consummating the transactions contemplated by this Agreement, neither: (i) the execution, delivery or performance of this Agreement or any of the other Ancillary Agreement to which Parent or Merger Sub is party; nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of such other Ancillary Agreements, will (with or without notice or lapse of time): (A) conflict with or result in a violation of any of the provisions of the organizational documents of Parent or Merger Sub; (B) conflict with any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub; (C) conflict with or result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent or Merger Sub or any of the assets owned or used by them is subject; (D) result in a material breach of, or result in a material default under, any provision of any material Contract by which Parent or Merger Sub or their respective assets is bound, or give any Person the right to cancel, terminate, or accelerate any material obligation under, or give rise to the loss of a material benefit under any such material Contract; or (E) result in the creation of any material Encumbrance (except for Permitted Encumbrances) upon or with respect to any asset owned or used by Parent or Merger Sub pursuant to any material Contract by which Parent or Merger Sub or their respective assets is bound.

(b)Consents. Neither Parent nor Merger Sub will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except for: (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) filings required to be made, notices required to be given or Consents required to be obtained by Parent or Merger Sub, in each case from any Governmental Body in connection with the Merger, (C) any filings required pursuant to the HSR Act or any other antitrust law and (D) any filing, notice or Consent which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected prevent or delay Parent or Merger Sub from performing their respective obligations under this Agreement or from consummating the transactions contemplated by this Agreement.

3.5    Legal Proceedings. (i) There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any other Subsidiary of Parent or any of the assets or properties of Parent, Merger Sub or any other Subsidiary of Parent, or any of the directors and officers of Parent, Merger Sub or any other Subsidiary of Parent in their capacity as directors or officers or Parent, Merger Sub or any other Subsidiary of Parent that would, individually or in the aggregate, reasonably be expected to materially prevent or delay Parent or Merger Sub from consummating the transactions contemplated hereby and (ii) neither Parent nor Merger Sub nor their assets or properties are subject to any material Order, judgment, injunction or decree that would reasonably be expected to materially prevent or delay Parent or Merger Sub from performing their respective obligations under this Agreement or from consummating the transactions contemplated by this Agreement.

3.6    Sufficient Funds. Parent will have cash, available lines of credit or other sources of immediately available funds that are sufficient to make the payments required to be paid by Parent at the Closing under Section 1 and to pay any and all other costs, fees and expenses required (whether or not identified explicitly herein) to be paid by Parent in connection with the transactions contemplated by this Agreement. Parent understands and acknowledges that under the terms of this Agreement, Parent’s obligation hereunder is not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

3.7    No Outside Reliance. Notwithstanding anything contained in this Section 3 or any other provision hereof, each of Parent and Merger Sub, and any of their respective stockholders or Representatives, acknowledge and agree that Parent has made its own investigation of the Company and that neither the Company nor any of its Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Section 2, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, except for the representations and warranties set forth in Section 2, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Parent pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Parent understands and agrees that any inventory, equipment, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is”. Notwithstanding the foregoing or anything to the contrary herein, (a) nothing in this Section 3.7 shall in any way limit the representations or warranties set forth in Section 2, and (b) the provisions of this Section 3.7 shall not, and shall not be deemed or construed to, waive or release any claims based on Contractual Fraud.

3.8    Solvency; Surviving Corporation After the Merger. None of Parent or Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Merger, immediately after the Effective Time, each of Parent and the Surviving Corporation and each of its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will, as of such date, have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

4.     CERTAIN COVENANTS OF THE COMPANY

4.1    Access and Investigation. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9 or the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the Company’s and its Subsidiaries’ officers, employees and other personnel, assets and to all existing books, records, Tax Returns, Contracts and other documents and information relating to the Company or its Subsidiaries as Parent may reasonably request; and (b) furnish Parent and Parent’s Representatives with copies of such additional financial, operating and other data and information regarding the Company, as Parent or its Representatives may reasonably request. All information obtained by Parent, Merger Sub and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement. During the Pre-Closing Period, Parent shall not, without the prior written consent of the Company, make inquiries of Persons having business relationships with the Company (including suppliers, licensors, distributors and customers) regarding the Company or such business relationships.

4.2    Operation of the Business of the Company. During the Pre-Closing Period, the Company shall, and shall cause each of the other Acquired Companies to:

(a)conduct its business and operations in all material respects in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)use commercially reasonable efforts to preserve intact its current business organization and assets, keep available the services of its current officers and employees and maintain its relations and goodwill with all Persons having material business relationships with the Company or any other Acquired Company (other than terminations of employees for cause);

(c)not cancel any of its respective insurance policies identified in Part 2.16 of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies with respect to the assets, operations and activities of the Acquired Companies as are in effect as of the date of this Agreement;

(d)not issue, declare, accrue, set aside, deliver, pledge, encumber, sell, or dispose, or pay any dividend or make any other distribution in respect of, any shares of Company Capital Stock, or other Ownership Interests of the Company or any other Acquired Company, or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other Ownership Interests of the Company or any other Acquired Company (other than (i) forfeitures of unvested Company Options upon termination of service with any employee pursuant to award agreements in effect on the date hereof, or (ii) redemptions or repurchases pursuant to the terms of Contracts of the Company and its Subsidiaries in effect on the date hereof);

(e)not sell, issue or authorize the issuance of: (i) any capital stock, other security or Ownership Interest of the Company or any other Acquired Company; (ii) any option or right to acquire any capital stock (or cash based on the value of capital stock), other security or Ownership Interest of the Company or any other Acquired Company; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock), other security or Ownership Interest of the Company or any other Acquired Company (except that the Company shall be permitted to issue Company Capital Stock upon the exercise of Company Options or upon the conversion of Company Preferred Stock);

(f)not (i) amend or permit the adoption of any amendment to the Charter Documents of the Company or any other Acquired Company or (ii) authorize or facilitate any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction with respect to the Company Capital Stock or (iii) adopt a plan or agreement of complete or partial bankruptcy, liquidation, dissolution, restructuring, merger, consolidation, recapitalization, reorganization or the like;

(g)not acquire (by merger, consolidation or combination, or acquisition of stock or assets) any business or Ownership Interest in any other Entity;

(h)not: (i) make any loan, advance or capital contribution to or investment in any Person (except that each Acquired Company may make routine travel and business expense advances to current employees of such Acquired Company in the ordinary course of business consistent with past practices); or (ii) incur or guarantee any Indebtedness in excess of $5,000,000 beyond the Indebtedness outstanding as of the date of the 2015 Audited Financial Statements, other than indebtedness in connection with borrowings under the Company’s existing Credit Facility in the ordinary course of business consistent with the Company’s past practices (in each case, to the extent the amount of such Indebtedness is included in the Estimated Closing Indebtedness Amount);

(i)other than as required by applicable Legal Requirement or the terms of any Company Employee Plan or Contract in effect prior to the date of this Agreement, not: (i) enter into any collective bargaining agreement or Contract with any trade union or labor organization or agree to pay any pension, retirement allowance, termination, or severance pay or other employee benefit not required by any Company Employee Plan or Contract in effect prior to the date of this Agreement; (ii) establish, adopt, amend, increase or terminate any Company Employee Plan, in any case, that establishes or materially increases bonus, compensation or benefits for any director, officer or executive of the Company or any other Acquired Company; (iii) pay, or make any commitment to pay, any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than any such payment made in the ordinary course of business consistent with past practices; (iv) increase, or make any commitment to increase, the amount of the wages, salary, commissions, fringe benefits or other employee benefits or compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers, employees or service providers other than annual merit increases or other increases in the ordinary course of business consistent with past practices; (v) fund, or make any commitment to fund, any compensation obligation (whether by grantor trust or otherwise), other than in the ordinary course of business consistent with past practices; (vi) hire, or make an offer to hire, any new employee on a full-time, part-time, consulting or other basis with an annual compensation in excess of $200,000 and unless such hiring is in the ordinary course of business consistent with past practice; (vii) take any action to accelerate any payment or benefit or the funding of any payment or benefit, payable or to be provided to any of its directors, officers, employees, independent contractors or consultants; or (viii) terminate any officer, other than for cause;

(j)not change any of its methods of financial or tax accounting or accounting methods, policies, procedures or practices in any material respect (other than as required by applicable accounting or auditing standards) or change the Company’s fiscal year;

(k)except as to the extent required by applicable Legal Requirement, not: (i) make or change any material Tax election, (ii) change any annual Tax accounting period, (iii) enter into a Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement, (iv) amend a material Company Return, (v) settle or otherwise compromise any claim, notice, audit report or assessment relating to material Taxes, (vi) enter into any closing agreement or similar agreement relating to material Taxes, (vii) otherwise settle any dispute relating to material Taxes, (viii) request any ruling or similar guidance with respect to Taxes, or (ix) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of material Taxes;

(l)not make any mortgage, pledge of any of its material assets or any material portion of the assets or otherwise permit any of its material assets or material portion of the assets to become subject to any Encumbrance, except for Permitted Encumbrances and pledges of immaterial assets made in the ordinary course of business consistent with the past practices of the Acquired Companies;

(m)not sell, assign or transfer any tangible assets of any Acquired Company except in the ordinary course of business consistent with past practices;

(n)not sell, assign, license (except in the ordinary course of business consistent with past practices) or transfer, mortgage, pledge of subject to any Encumbrance, or abandon, permit to lapse or otherwise dispose of, any of the Owned Intellectual Property;

(o)not settle or compromise any Legal Proceeding, other than any routine workers’ compensation matters that do not impose any Liability on the Company or any other Acquired Company other than cash payments paid prior to the Closing Date of less than $250,000;

(p)not enter into any transaction, agreement or arrangement with any Related Party (other than pursuant to a Company Employee Plan);

(q)not implement any employee layoffs that could implicate WARN;

(r)manage its working capital in the ordinary course of business consistent with past practices (including (A) not deferring, delaying or postponing the payment of accounts payable or other liabilities or obligations other than in the ordinary course of business consistent with past practices, (B) not accelerating the collection of accounts receivable other than in the ordinary course of business consistent with past practices and (C) managing and purchasing inventory in the ordinary course of business consistent with past practices); and

(s)not agree or commit to take any of the actions described in clauses “(c)” through “(r)” above.

Notwithstanding the foregoing, the Company may take any action described in: (i) clauses “(c)” through “(r)” above if: (A) Parent gives its prior written consent to the taking of such action by the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied); (B) required by Legal Requirement, or (C) such action is expressly required to be taken by this Agreement; and (ii) Part 4.2 of the Disclosure Schedule.

4.3    Estimated Merger Consideration Certificate.

(a)Not later than two Business Days prior to the Closing Date, the Company shall deliver to Parent the Payoff Letters, each dated no more than five Business Days prior to the Closing Date.

(b)Not later than two Business Days prior to the Closing Date, the Company shall deliver to Parent an estimated Merger Consideration Certificate, in form and substance reasonably satisfactory to Parent and setting forth the information required by Section 1.3(b)(iii) on an accompanying spreadsheet.

4.4    Exclusivity.

(a)    During the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any proposal relating to an Acquisition Transaction (an “Acquisition Proposal”) or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in any discussions or negotiations with any Person with respect to a potential Acquisition Transaction or an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any of its Subsidiaries or any of its or their respective Affiliates or Representatives, whether or not such Affiliate or Representative is purporting to act on its behalf, shall be deemed to constitute a breach of this Section 4.4 by the Company.

(b)    The Company shall promptly (and in no event later than forty-eight (48) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry or indication of interest, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto. Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease and cause to be terminated any existing discussions with any Person (other than Parent and its Affiliates and Representatives) that relate to any Acquisition Proposal or potential Acquisition Proposal.

4.5    Termination of Related Party Obligations. Prior to the Closing, except for this Agreement and the items listed on Part 4.5 of the Disclosure Schedule and except for liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business, the Company shall cause all liabilities, obligations and agreements between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, to be terminated in full and of no further force or effect effective upon the Effective Time and shall cause evidence of such termination of such liabilities, obligations and agreements reasonably satisfactory to Parent to be delivered to Parent.

4.6    Resignations. Prior to the Closing, the Company shall cause to be delivered to Parent a duly executed written resignation (in a form reasonably acceptable to Parent) of each director, manager or member of any other governing body and each officer of the Company or any of its Subsidiaries (other than those specified by Parent in writing at least two (2) days prior to Closing), which such resignations shall be effective at the Effective Time.

5.    CERTAIN COVENANTS OF THE PARTIES

5.1    Filings and Consents.

(a)Filings. Subject to the terms and conditions of this Agreement, during the Pre-Closing Period, each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as reasonably practicable but in no event later than ten (10) days following the date of this Agreement, prepare and file any notifications required under the HSR Act and any applicable antitrust or competition laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Body in connection with antitrust or related matters. Subject to the confidentiality provisions of this Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 5.1(a). The parties shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(b)Efforts. Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement as promptly as reasonably practicable. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; and (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement. For purposes of this Section 5.1(b), “reasonable best efforts” shall include (i) solely to the extent necessary to obtain any Governmental Authorization under the HSR Act or any applicable antitrust or competition laws or regulations in connection with the Merger, (A) executing settlements, undertakings, consent decrees, stipulations or other agreements, (B) selling, divesting, holding separate or otherwise conveying any particular assets or categories of assets or businesses of Parent, the Company and each of their affiliates, (C) agreeing to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses contemporaneously with or subsequent to the Closing, (D) permitting Parent, the Surviving Corporation, and/or the Company to sell, divest or otherwise convey any particular assets or categories of assets or properties of Parent, the Surviving Corporation or the Company or their respective subsidiaries prior to the Closing, and (E) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of action of Parent or the Surviving Corporation (including after the Closing) with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets; and (ii) defending through litigation on the merits any claim asserted in court by any Person, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing; provided that any such action required by this Section 5.1(b) is conditioned on the consummation of the Merger. The Company shall not, and shall cause each other Acquired Company to not, without the written consent of Parent, publicly or before any Governmental Body or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action of a type described in this Section 5.1(b).

(c)Cooperation. Subject to any applicable Legal Requirements and the instructions of any Governmental Body, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing filings and in seeking early termination of any applicable waiting periods under the HSR Act and any other antitrust or competition laws or regulations. Subject to any applicable Legal Requirements and the instructions of any Governmental Body, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Body or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Subject to any applicable Legal Requirements and the instructions of any Governmental Body, each party shall promptly notify the other party of any communication it or its respective representatives receives from any Governmental Body relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Body. Subject to any applicable Legal Requirements and the instructions of any Governmental Body, neither party shall agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend and participate at such meeting.

5.2    Indemnification of Officers and Directors.

(a)Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s and its Subsidiaries’ currently existing directors and officers in a form mutually acceptable to the Company and Parent (the “D&O Tail Insurance”), which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, such directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by the Company. The cost of the D&O Tail Insurance shall be paid by Parent, but only up to a maximum amount equal to $200,000, and any cost in excess of such amount shall be paid by the Company or, if not paid by the Company prior to the Closing, included in the Unpaid Transaction Expenses.

(b)From and after the Effective Time, Parent agrees that it shall cause the Surviving Corporation to indemnify and hold harmless each individual who was a director or officer of any of the Acquired Companies prior to the Closing (in their respective capacities as such) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that such Acquired Company would have been required under its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred by such Person in connection with any matters for which such Person is entitled to indemnification pursuant to this Section 5.2(b)) to the fullest extent permitted under applicable Legal Requirement. Without limiting the foregoing, Parent shall cause each of the Acquired Companies (A) to maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the D&O Indemnified Parties that are no less favorable to those Persons than the provisions of the certificates of incorporation, bylaws and other organizational documents of such Acquired Company, in each case, as of the date of this Agreement and (B) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Legal Requirement. Parent shall cause the Acquired Companies to honor, each of the covenants in this Section 5.2.

(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 5.2 shall survive the consummation of the Merger indefinitely and shall be binding on all successors and assigns of Parent and the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.2.

5.3    Employee Matters.

(a)For a period of no less than one year following the Closing Date, Parent will provide (or cause an Affiliate of Parent to provide) to each employee who continues in employment with the Surviving Corporation following the Effective Time (each, a “Continuing Employee”) with: (i) a base salary or an hourly wage rate, as applicable, that is no lower than the base compensation or hourly wage rate provided to such Continuing Employee immediately prior to the Effective Time, and (ii) employee benefits, including without limitation, health, welfare, retirement and severance benefits that are no less favorable, in the aggregate, than those provided to such Continuing Employee immediately prior to the Closing.

(b)As of the Effective Time, Parent shall honor or cause its subsidiaries (including the Surviving Corporation) to honor, in accordance with their terms, all Company Employee Plans and all incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including any change-in-control and general severance and retention plans that are between the Company or any of its subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee and, in each case, that are set forth in Part 2.13(b) of the Disclosure Schedule.

(c)For purposes of determining eligibility, vesting, participation and benefit accrual under Parent’s and its Affiliates’ plans and programs providing employee benefits to Continuing Employees after the Closing Date, excluding equity-based compensation and any severance or defined benefit pension plan (the “Parent Benefit Plans”), each Continuing Employee shall be credited with his or her years of service with the Company (and its predecessors) prior to the Closing Date to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under Company Employee Plans, except to the extent providing such credit would result in any duplication of benefits. In addition, Parent shall (or shall cause an Affiliate of Parent to) use commercially reasonable measures to cause: (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans; (ii) each Parent Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any employee and all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Company Employee Plans); and (iii) any co-payments, deductibles and other eligible expenses incurred by such Continuing Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Parent Benefit Plan (to the extent such credit would have been given under comparable Company Employee Plans prior to the Closing).

(d)Nothing in this Agreement (i) shall prevent Parent or any its Affiliates (including the Surviving Corporation and any of its Subsidiaries) from terminating the employment of any Person or from amending or terminating any plan, policy, program, Contract or arrangement providing compensation or benefits to any Person pursuant to its terms, (ii) shall constitute the establishment or amendment of any plan, policy, program, Contract or arrangement providing compensation or benefits of any kind to any Person, or (iii) shall create enforceable rights for any Person other than Parent, Merger Sub, Company and the Securityholders’ Agent.

(e)To the extent any “disqualified individual” within the meaning of the United States Treasury Regulations under Section 280G of the Code may receive any payment or benefit that individually or in the aggregate could be a “parachute payment” within the meaning of Section 280G of the Code in connection with the transactions contemplated by this Agreement, then (i) no later than one day prior to the Closing, the Company shall obtain a written waiver from each such disqualified individual, pursuant to which such individual shall have waived his or her rights to some or all of such payments and benefits so that all remaining such payments and benefits not waived by such individual shall not individually or in the aggregate constitute a “parachute payment” (such waived payments and benefits, the “Waived 280G Benefits”); and (ii) promptly following the execution of such waivers, and in all events prior to the Closing, the Company shall solicit a vote of the Waived 280G Benefits from the stockholders of the Company in the manner provided under Section 280G(b)(5)(B) of the Code and Treasury Regulation 1.280G-1, Q/A-7 and in form and substance reasonably satisfactory to Parent and its counsel. Parent shall have the right to review and comment on the waivers and all documents and materials submitted to the Company’s stockholders (together with any calculations and supporting documentation) for a vote of the Waived 280G Benefits in advance of the solicitation of such vote. Prior to the Closing, the Company shall provide to Parent complete copies of the final, executed (a) waivers described in clause (i) of the preceding sentence and (b) completed stockholder vote materials obtained from the Company’s stockholders.

5.4    Release.

(a)Effective upon the Effective Time, each Effective Time Holder, on behalf of itself and each of its Affiliates (excluding the Company and its Subsidiaries), executors, heirs, administrators, predecessors, successors and assigns (collectively, the “Releasing Parties”), (i) agrees that the Company, Parent, Merger Sub and each of their respective Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries) and each of their respective officers, directors, employees, partners, members, managers, owners, agents, representatives, successors and assigns (collectively, the “Released Parties”) shall not have any liability, obligation or responsibility to any of the Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances, or matters occurring at or prior to the Effective Time, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and (ii) hereby irrevocably and unconditionally releases, waives and discharges each of the Released Parties from any and all obligations, responsibilities, liabilities and debts to any of the Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances or matters occurring at or prior to the Effective Time, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, with the exception of, in each case, with respect to the applicable Released Party: (A) any obligations or liabilities arising out of or relating to this Agreement, any Letter of Transmittal, the Ancillary Agreements to which such Effective Time Holder is a party or any other agreement entered into in connection with the transactions contemplated hereby (including the right to receive the Merger Consideration and other amounts which such Effective Time Holder is entitled upon the terms and conditions of this Agreement); and (B) with respect to any Releasing Party who is a director, officer, employee or agent of the Company or any of its Subsidiaries, (i) earned wages that remain unpaid as of the Effective Time; (ii) reimbursements for business expenses incurred and documented in compliance with the Company’s policies in effect immediately prior to the Closing Date and consistent with prior expenditures; (iii) unreimbursed claims under employee health and welfare plans, consistent with the terms of coverage; (iv) the entitlement of such employee to COBRA continuation coverage benefits or any other similar benefits required to be provided by Legal Requirement; (v) amounts which are vested under the Company’s 401(k) Plan; (vi) unreimbursed claims for indemnification or the advancement of expenses pursuant to any rights to indemnification or advancement of expenses under the Charter Documents; and (vii) any amounts payable under employment agreements consulting agreements or severance agreements, in each case, as of the date hereof and listed in Part 2.13(b) of the Disclosure Schedule, and any offer letters (which do not contain any severance obligations (other than those set forth in Part 2.13(e) of the Disclosure Schedule)) for current employees as of the date hereof in the form of offer letter referred to in Part 2.13(b) of the Disclosure Schedule (collectively, but not including the matters in clauses (A) and (B), the “Released Claims”).

(b)Effective upon the Effective Time, each Releasing Party hereby expressly waives and releases any rights and benefits which such Releasing Party has or may have under any law or rule of any jurisdiction pertaining to all Released Claims and expressly waives and releases any and all rights and benefits conferred upon such Releasing Party by the provisions of Section 1542 of the California Civil Code or any similar Legal Requirement, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
(c)Effective upon the Effective Time, each Effective Time Holder, jointly and severally, for itself and each of its Releasing Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any action or proceeding of any kind against any Released Party, based on any Released Claim. Effective upon the Effective Time, each Effective Time Holder, on behalf of itself and each of its Releasing Parties: (i) represents and warrants that it has not assigned any Released Claims and has access to adequate information regarding the terms of this release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this release and has not relied on the Released Parties in deciding to enter into this release and has instead made his, her or its own independent analysis and decision to enter into this release; (ii) acknowledges that he, she or it may hereafter discover facts different from, or in addition to, those which he, she or it now knows or believes to be true with respect to the Released Claims, and agrees that the release set forth in this Section 5.4 shall, effective upon the Effective Time, be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof; and (iii) releases and discharges the Released Parties from and against any liability arising out of or in connection with any action taken or omitted to be taken by the Securityholders’ Agent in accordance with the provisions of this Agreement, the Ancillary Agreements or the authorization in Section 11.1 of this Agreement or the Securityholders’ Agent’s failure to distribute any amounts received by the Securityholders’ Agent on each Effective Time Holder’s behalf to each Effective Time Holder.

5.5    Stockholder Approval; Dissenters’ Rights. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Parent the Written Consent, which such Written Consent has been executed by, and includes the approval of, the Specified Holders. If the Written Consent is executed and delivered to the Company prior to the Company’s execution of this Agreement, such Written Consent shall provide that it shall not become effective until the execution of this Agreement by the Company. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to solicit the consent of any other holders of shares of Company Common Stock to the approval and adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement pursuant to the Written Consent. The materials submitted to the Company’s stockholders in connection with the Written Consent shall include the unanimous recommendation of the Company’s board of directors that the Company’s stockholders adopt this Agreement. Within five (5) Business Days after the date of this Agreement, the Company shall deliver notice thereof and notice of appraisal rights under Section 262 of the DGCL to the stockholders of the Company in compliance with Sections 228(e) and 262 of the DGCL.

6.    TAX MATTERS

6.1    Transfer Taxes. Parent on the one hand, and the Effective Time Holders (on a pro rata basis in accordance with their respective Indemnification Percentages), on the other hand, shall equally bear and pay any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar transfer Taxes imposed on the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and shall cooperate in the timely filing of all Tax Returns and other documentation necessary with respect to all Transfer Taxes.

6.2    Tax Returns.
(a)With respect to Tax Returns required to be filed by, on behalf of or with respect to, the Company and its Subsidiaries, the Company shall prepare or cause to be prepared, in a manner consistent with past practice, and timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all such Tax Returns that are required to be filed on or prior to the Closing Date. Parent shall prepare or cause to be prepared, in a manner consistent with past practice, and file or cause to be filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries for any Tax period ending on or before the Closing Date, provided, that Parent shall (i) provide such Tax Returns to the Securityholders’ Agent for review and approval no less than 30 days prior to the due date for timely filing of such Tax Returns, or if the due date is within 30 days of the Closing Date, as promptly as practical after the Closing Date, (ii) make such revisions to such Tax Returns as are reasonably requested by the Securityholders’ Agent, and (iii) not file or cause to be filed any such Tax Returns without obtaining the Securityholders’ Agent’s written consent, which consent shall not be unreasonably withheld. Parent shall prepare or cause to be prepared, in a manner consistent with past practice, and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries for a Straddle Period, provided, that Parent shall (i) provide such Tax Returns to the Securityholders’ Agent for review and comment no less than 30 days prior to the due date for timely filing of such Tax Returns, or if the due date is within 30 days of the Closing Date, as promptly as practical after the Closing Date, and (ii) consider in good faith revisions to such Tax Returns as are reasonably requested by the Securityholders’ Agent. The Effective Time Holders shall pay (on a pro rata basis in accordance with their respective Indemnification Percentages) to Parent no later than ten (10) Business Days prior to the due date thereof the amount of any Taxes of the Company or its Subsidiaries for a Pre-Closing Tax Period reported on any Tax Return filed by Parent (except for any such Taxes reflected in the calculation of Closing Working Capital and any such Taxes previously recovered by any Indemnitee pursuant to Section 10.2).

(b)Parent shall not, and shall not permit or cause the Company or any of Parent’s Affiliates to, file or amend (or cause to be filed or amended) any Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, or make (or cause to be made) any Tax election (including under Section 338 of the Code) in each case if doing so could increase the amount of an indemnification payment pursuant to Section 10.2 or increase the amount of Taxes payable by the Effective Time Holders to Parent pursuant to Section 6.2(a), without the prior written consent of the Securityholders’ Agent, which consent shall not be unreasonably withheld. Parent shall not initiate or permit the Company to initiate any discussions with any Governmental Body regarding any voluntary disclosure involving Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period without the prior written consent of the Securityholders’ Agent, which consent shall not be unreasonably withheld.

(c)The Effective Time Holders shall be entitled to any refund of Taxes (including any interest paid thereon by the applicable Governmental Body) for any Pre-Closing Tax Period to the extent such Taxes were paid by the Company prior to the Closing or by the Effective Time Holders, in each case except for any refund (or portion thereof) that was included as part of the Adjustment Items for purposes of calculating any adjustments to the Purchase Price pursuant to Section 1.9 or any refund that results from the carry back of any net operating loss or other Tax credit or attribute from any Post-Closing Tax Period. Parent shall pay, or cause to be paid, to the Effective Time Holders (in accordance with their respective Payout Percentages) any amount to which the Effective Time Holders are entitled pursuant to the prior sentence within ten Business Days of the receipt of the applicable refund or credit by Parent or its Affiliates. To the extent requested by the Securityholders’ Agent, Parent will reasonably cooperate with the Securityholders’ Agent in obtaining such refund, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims. To the extent such refund is subsequently disallowed or required to be returned to the applicable Governmental Body, the Effective Time Holders shall promptly repay (on a pro rata basis in accordance with their respective Indemnification Percentages) the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Body, to Parent.

6.3    Assistance and Cooperation. After the Closing Date, each of Securityholders’ Agent and Parent shall (and shall cause their respective Affiliates to):

(a)timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) Transfer Taxes;

(b)assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 6.1 and Section 6.2 and in connection therewith, provide the other party with any necessary powers of attorney;

(c)cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period;

(d)make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and its Subsidiaries with respect to any Pre-Closing Tax Period; and

(e)furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Pre-Closing Tax Period.

6.4    Termination of Tax Allocation Arrangements. Any Tax allocation, indemnity or sharing agreement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes) between the Company or any of its Subsidiaries, on the one hand, and any Person other than the Company or any of its Subsidiaries, on the other hand, shall be terminated as to the Company or such Subsidiary on or prior to the Closing, and after the Closing neither the Company nor any of its Subsidiaries shall have any liability thereunder.

6.5    Tax Contests. If, subsequent to the Closing, Parent or the Surviving Corporation receives notice of any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes of the Company or any of its Subsidiaries for which the Effective Time Holders could reasonably be expected to be required to indemnify the Indemnitees pursuant to Section 10.2 (a “Tax Contest”), then within fifteen (15) days after receipt of such notice, Parent shall notify the Securityholders’ Agent of such notice. The Securityholders’ Agent shall have the right to control the conduct and resolution of any Tax Contest, provided, however, that the Securityholders’ Agent shall keep Parent (who may participate in such Tax Contest at its own expense) reasonably informed of the progress of such Tax Contest and shall not effect any settlement or compromise of such Tax Contest without obtaining Parent’s prior written consent thereto, which consent shall not be unreasonably withheld. Parent shall have the right to control the conduct and resolution of all other Tax Contests (including Tax Contests described in the preceding sentence that the Securityholders’ Agent elects not to control), provided, however, that Parent shall keep the Securityholders’ Agent reasonably informed of the progress of any such Tax Contest and shall not effect any settlement or compromise of such Tax Contest without obtaining the Securityholders’ Agent’s prior written consent thereto, which consent shall not be unreasonably withheld. In the event of any conflict between the provisions of this Section 6.5 and Section 10.6 with respect to Tax Contests, the provisions of this Section 6.5 shall control.

7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:
7.1    Accuracy of Representations. (a) Each of the representations and warranties made by the Company and contained in Section 2 of this Agreement, other than the Fundamental Representations, shall have been true and correct in all respects (disregarding all materiality, Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and correct in all respects (disregarding all materiality, Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties) as of such earlier date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) each of the Fundamental Representations shall have been true and correct in all material respects (disregarding all materiality, Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and correct in all material respects (disregarding all materiality, Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties) as of such earlier date).

7.2    Performance of Covenants. Each of the covenants and agreements that the Company or the Securityholders’ Agent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3    Antitrust Clearance. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

7.4    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event or other Effect shall have occurred and be continuing or circumstance or other Effect shall exist and be continuing that would reasonably be expected to have a Material Adverse Effect.

7.5    Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Merger Stockholder Vote, and such adoption and approval shall not have been withdrawn, rescinded or otherwise revoked.

7.6    No Restraints. No permanent injunction or other Order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger or any of the other transactions contemplated by this Agreement illegal or otherwise restrains or prohibits the consummation of the Merger.

7.7    Other Closing Deliverables. The Company shall have delivered to Parent all of the agreements and documents required to be delivered pursuant to Section 1.3(b).

8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

8.1    Accuracy of Representations. Each of the representations and warranties made by Parent in this Agreement shall have been true and correct in all material respects (disregarding all materiality, Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and correct in all material respects (disregarding all materiality, Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties) as of such earlier date).

8.2    Performance of Covenants. The covenants and agreements that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3    Antitrust Clearance. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

8.4    No Restraints. No permanent injunction or other Order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger by any Governmental Body that makes consummation of the Merger or any of the other transactions contemplated by this Agreement illegal or otherwise restrains or prohibits the consummation of the Merger.

8.5    Other Closing Deliverables. Parent shall have delivered to the Securityholders’ Agent all of the agreements and documents required to be delivered pursuant to Section 1.3(c).

9.    TERMINATION

9.1    Termination Events. This Agreement may be terminated prior to the Closing (whether before or after the adoption and approval of this Agreement by the Company’s stockholders):

(a)by the mutual written consent of Parent and the Company;

(b)by either Parent or the Company, if the Closing has not taken place on or before 5:00 p.m. (Pacific time) on the date that is three months following the date of this Agreement (the “End Date”); provided, however, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure of the Closing to take place on or before 5:00 p.m. (Pacific time) on the End Date (as the same may be extended) results from, or is caused by, a material breach by such party of any of its representations, warranties, covenants or agreements contained herein;

(c)by Parent or the Company if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

(d)by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall be inaccurate or breached as of the date of this Agreement, or shall have become inaccurate or been breached as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of the covenants or agreements of the Company or the Securityholders’ Agent contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, if an inaccuracy in or breach of any of the representations and warranties of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant or agreement by the Company or the Securityholders’ Agent is curable by the Company or the Securityholders’ Agent (as the case may be) through the use of reasonable efforts prior to the earlier of (A) the End Date and (B) 30 days after Parent delivers written notice of such inaccuracy or breach to the Company or the Securityholders’ Agent (as applicable) (such period, the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company or the Securityholders’ Agent (as the case may be), during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period); or

(e)by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate or breached as of the date of this Agreement, or shall have become inaccurate or been breached as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of Parent’s covenants or agreements contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in or breach of any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or agreement by Parent is curable by Parent through the use of reasonable efforts prior to the earlier of (A) the End Date and (B) 30 days after the Company delivers written notice of such inaccuracy or breach to Parent (such period, the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period).

9.2    Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1, Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1, the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

9.3    Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate and there shall be no liability on the part of any party hereto; provided, however, that: (a) no party hereto shall be relieved of any obligation or liability arising from any intentional and willful material breach by such party of any provision of, contained in this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11.

10.    INDEMNIFICATION, ETC.

10.1    Survival of Representations, Etc. The representations and warranties made by the Company, Parent and Merger Sub in this Agreement shall survive the Closing until 11:59 pm (Pacific time) on the date that is twelve (12) months following the Closing Date (the “Expiration Date”); provided, however, that: (a) the Fundamental Representations (other than the Tax Representations) shall survive the Closing until 11:59 pm (Pacific time) on the third anniversary of the Closing Date; and (b) the representations and warranties set forth in Section 2.12 of this Agreement (the “Tax Representations”) shall survive the Closing until 11:59 pm (Pacific time) on the date that is sixty (60) days after the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the subject matter of such representation or warranty. The covenants and agreements that are to be performed in full prior to the Closing shall survive the Closing until 11:59 pm (Pacific time) on the Expiration Date. The covenants and agreements contained in this Agreement that are required to be performed in whole or in part after the Closing shall survive the Closing until fully performed in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary in this Agreement, if an indemnification claim is made prior to the expiration of the applicable survival period by any Indemnitee delivering a Claim Notice to the Securityholders’ Agent, or by the Securityholders’ Agent, on behalf of any Effective Time Holder, delivering a Claim Notice to Parent, as the case may be, in accordance with this Agreement, then in each case the claim asserted in such Claim Notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

10.2    Indemnification.

(a)Indemnification by Effective Time Holders. From and after the Effective Time (but subject to Section 10.1), each Effective Time Holder shall, severally (on a pro rata basis in accordance with its Indemnification Percentage) and not jointly (except with respect to indemnification obligations satisfied from the Indemnity Escrow Account, which obligations shall be joint and several), hold harmless, defend and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of:

(i)any inaccuracy in or breach of any representation or warranty made by the Company or the Securityholders’ Agent in this Agreement or in any certificate delivered pursuant to this Agreement;

(ii)any breach of or failure to perform any covenant or obligation of the Company or the Securityholders’ Agent in this Agreement required to be performed prior to the Effective Time, or any breach of or failure to perform any covenant or obligation of any Effective Time Holder or the Securityholders’ Agent in this Agreement required to be performed at or after the Effective Time;
(iii)any Pre-Closing Taxes;
(iv)any claim, demand, action or Legal Proceeding by (A) any current or former holder of any Ownership Interest of the Company or any other Acquired Company relating to any payments that are made in accordance with the Merger Consideration Certificate or the instructions of the Securityholders’ Agent or any claims, demands, actions or Legal Proceedings pursuant to Section 262 of the DGCL, or (B) any other Person entitled (or claiming to be entitled) to any payment or amounts arising out of or in connection with this Agreement or the transactions contemplated by this Agreement either (I) in respect of any actual or claimed Ownership Interest, or any actual or claimed right to any Ownership Interest, of the Company or any other Acquired Company or (II) based upon any arrangements made by, or on behalf of, any Acquired Company prior to the Effective Time (other than (1) the payments required to be made to the holders of (x) shares of Series B Redeemable Preferred Stock, Series A Convertible Preferred Stock and Company Common Stock issued and outstanding immediately prior to the Effective Time and (y) Company Options outstanding and unexercised immediately prior to the Effective Time, in the case of each of the foregoing clauses (x) and (y), in accordance with the provisions of this Agreement and the Merger Consideration Certificate, and (2) any payments required to be paid by Parent pursuant to this Agreement to any Person other than in respect of any shares of Company Capital Stock, Company Options or other Ownership Interests of the Company or any other Acquired Company); or
(v)any claim, demand, action or Legal Proceeding listed on Part 10.2(a)(v) of the Disclosure Schedule (collectively, the “Specified Litigation Matters”) or any consolidation, subdivision, recaptioning or refiling of, or claim, demand, action or Legal Proceeding arising out of or relating to, any of the Specified Litigation Matters.

For purposes of this Section 10, in determining (a) whether a representation or warranty of the Company or Securityholders’ Agent has been breached and (b) the amount of Damages subject to indemnification, the representations and warranties of the Company or Securityholders’ Agent (other than the representation and warranty of the Company in Section 2.6(a)) shall be deemed to not be qualified by, and shall be interpreted without giving effect to, any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect”; provided, however, that clause (a) of this sentence shall not apply to any representation or warranty of the Company contained in this Agreement that is subject to a specific exclusion under the Reps & Warranties Policy and not covered by the Reps & Warranties Policy due to such exclusion set forth in the Reps & Warranties Policy.
Notwithstanding anything to the contrary in this Section 10: (A) the indemnification obligations pursuant to Section 10.2(a)(iv) shall survive the Closing until 11:59 pm (Pacific time) on the third anniversary of the Closing Date, and (B) the indemnification obligations pursuant to Section 10.2(a)(v) shall survive the Closing until 11:59 pm (Pacific time) on the Expiration Date.
(b)Indemnification by Parent. From and after the Effective Time, Parent shall hold harmless, defend and indemnify each of the Effective Time Holders from and against, and shall compensate and reimburse each of the Effective Time Holders for any Damages that are directly or indirectly suffered or incurred at any time by any of the Effective Time Holders or to which any of the Effective Time Holders may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of:

(i)any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub; or
(ii)any breach of or failure to perform any covenant or obligation of Parent or Merger Sub in this Agreement required to be performed at or prior to the Effective Time, or any breach of or failure to perform any covenant or obligation of Parent or the Surviving Corporation in this Agreement required to be performed after the Effective Time.

10.3    Limitations.

(a)Basket. Subject to Section 10.3(b), the Effective Time Holders shall not be required to make any indemnification payment pursuant to Section 10.2(a)(i) for any inaccuracy in or breach of any representation or warranty until such time as the total amount of all Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees exceeds $4,000,000 in the aggregate (the “Basket Amount”). If the total amount of such Damages exceeds the Basket Amount, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the portion of such Damages exceeding the Basket Amount.

(b)Applicability of Basket. Notwithstanding anything to the contrary in this Agreement, the limitations set forth in Section 10.3(a) shall not apply (and shall not limit the indemnification or other obligations of any Effective Time Holder) with respect to any claims based on (i) Contractual Fraud or (ii) any inaccuracy in or breach of any of the Fundamental Representations; provided, however, that, with respect to claims pursuant to Section 10.2(a)(i) based on Fundamental Representations, the Indemnitees shall not be entitled to make a claim for Damages against any Effective Time Holder pursuant to Section 10.2(a)(i) based on the Fundamental Representations unless and until Damages arising or resulting from any individual claim or series of related claims arising or resulting from the same or substantially similar facts and circumstances exceed $50,000.

(c)Caps. Subject to Section 10.3(d): (i) recourse by the Indemnitees to the Indemnity Escrow Amount (the “General Cap”) shall be the Indemnitees’ sole and exclusive remedy under this Agreement for monetary Damages for indemnification claims pursuant to (A) Section 10.2(a)(i) for any inaccuracy in or breach of any representation or warranty, other than (1) any of the representations or warranties set forth in Section 2.19(b) of this Agreement (the “Anti-Corruption Representations”) or (2) any of the Fundamental Representations or (B) Section 10.2(a)(v); and (ii) the Effective Time Holders shall not be obligated to indemnify the Indemnitees for Damages for indemnification claims pursuant to Section 10.2(a)(i) for any inaccuracy in or breach of any Anti-Corruption Representations in excess of a maximum amount equal to $40,000,000 (for the avoidance of doubt, other than any Damages not recoverable by the Indemnitees due to the application of the Basket Amount) (the “Anti-Corruption Rep Cap”).

(d)Applicability of Caps. Notwithstanding anything to the contrary in this Agreement, (i) the limitations set forth in Section 10.3(c) shall not apply (and shall not limit the indemnification or other obligations of any Effective Time Holder) with respect to (A) any claims based on any Contractual Fraud, (B) any claims relating to any inaccuracy in or breach of any of the Fundamental Representations or (C) any claims pursuant to Section 10(a)(ii), Section 10(a)(iii) or Section 10(a)(iv), and (ii) Damages with respect to any claims relating to any representations or warranties other than the Anti-Corruption Representations will not be counted toward the Anti-Corruption Rep Cap. The total amount of indemnification payments that each Effective Time Holder can be required to make to the Indemnitees pursuant to Section 10.2 shall be limited to the aggregate Merger Consideration such Effective Time Holder was entitled to receive pursuant to Sections 1.5 and 1.6 (including such Effective Time Holder’s Payout

Percentage of any Escrow Amounts released to the Effective Time Holders following the Closing) (in each case, prior to deduction of any Taxes, if any).

(e)Other Limitations. Notwithstanding anything herein to the contrary, the Indemnitees shall not be entitled to indemnification pursuant to Section 10.2 for any Damages resulting from, or relating or attributable to, (i) any Taxes incurred in any Post-Closing Tax Period other than as a result of a breach of a representation or warranty contained in Sections 2.12(c) or 2.12(h) hereof or (ii) the amount, availability or existence of any net operating loss, net operating loss carryover, capital loss, capital loss carryover, Tax credit, Tax credit carryover or other Tax attribute of the Company including as they may be affected in any way by the acquisition of control under applicable Legal Requirements, or the determination that any such Tax attribute is subject to any limitation on its use under applicable Legal Requirements.

(f)Damages Net of Insurance Proceeds, Tax Benefits and Other Third-Party Recoveries.

(i)The amount of any Damages recoverable by any Indemnitee pursuant to Section 10.2 shall be reduced by an amount equal to any refund of Taxes or reduction in the amount of Taxes payable, in each case, actually realized by such Indemnitee on account of such Damages during the first taxable year in which such Damages are paid by such Indemnitee or the following taxable year (determined by comparing the Taxes that would have been payable taking into account any deductions attributable to such Damages in such taxable year with those Taxes that would have been payable in the absence of such deductions in such taxable year, and assuming that such deductions are the last item of deduction on the applicable Tax Return).
(ii)The amount of any Damages recoverable by the Indemnitees pursuant to Section 10.2 shall be calculated net of (i) any third party insurance proceeds (including under the Reps & Warranties Policy) actually received by the Indemnitees on account of such Damages, net of the aggregate amount of all deductibles, retentions or similar costs or payments, any increases in premiums and any reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of recovery or collection (collectively, “Recovery Costs”), and (ii) any indemnification payments made by any third party to, and actually received by, the Indemnitees on account of such Damages, net of any Recovery Costs. Parent shall use its commercially reasonable efforts to seek recovery under all third party insurance policies (including under the Reps & Warranties Policy) covering any Damages to the same extent as they would if such Damages were not subject to indemnification hereunder (but, for the avoidance of doubt, only after the amount of any deductibles, retentions or similar costs have been satisfied and only the extent such policies cover such Damages); provided, however, notwithstanding anything to the contrary herein, (x) the Indemnitees shall not be required to seek recovery under the Reps & Warranties Policy with respect to claims for Damages relating to any Contractual Fraud and (y) the Indemnitees shall not be required to file or bring a lawsuit, arbitration or other Legal Proceeding with respect to any insurance policy or third party. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Indemnitees shall be entitled to seek indemnification under this Section 10 concurrently with seeking recovery from any third party insurance policies (including the Reps & Warranties Policy) or other third party. In the event that an insurance recovery under a third party insurance policy is actually received by the Indemnitees with respect to any Damages for which the Indemnitees have been indemnified hereunder, then a refund shall be made, or caused to be made, to the Effective Time Holders (in accordance with their respective Payout Percentages) by the Indemnitees in an amount equal to the lesser of (i) the aggregate amount of the insurance recovery actually received by the Indemnitees, net of any Recovery Costs, and (ii) the amount of the indemnification payment previously received by the Indemnitees pursuant to Section 10.2 with respect to such Damages. In the event that a third party indemnity payment is actually received by the Indemnitees with respect to any Damages for which the Indemnitees have been indemnified hereunder, then a refund shall be made, or caused to be made, to the Effective Time Holders (in accordance with their respective Payout Percentages) by the Indemnitees in an amount equal to the lesser of (i) the aggregate amount of such third party indemnity payment actually received by the Indemnitees, net of any Recovery Costs, and (ii) the amount of the indemnification payment previously received by the Indemnitees pursuant to Section 10.2 with respect to such Damages.

(g)Punitive Damages. No Indemnitee shall be entitled to indemnification for any punitive or exemplary damages (except to the extent such punitive or exemplary damages are paid or payable to any third party).

(h)Damages Included in Purchase Price; Duplicate Claims. No Indemnitee shall be entitled to indemnification under this Section 10 for (i) any Damages for which an adjustment was made to the Purchase Price hereunder or (ii) any Taxes of the Company or its Subsidiaries for a Pre-Closing Tax Period reported on a Tax Return filed by Parent for which the Effective Time Holders previously made a payment to Parent in the full amount of such Taxes, in each case pursuant to and in accordance with Section 6.2(a). In the event an Indemnitee recovers Damages with respect to a particular matter in respect of an indemnification claim made in accordance with this Section 10, no other Indemnitee may recover the same Damages with respect to such matter in respect of a claim for indemnification under this Agreement.

(i)Mitigation of Damages. Each Indemnitee shall use its commercially reasonable efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Section 10.

10.4    No Contribution. Each Effective Time Holder and the Securityholders’ Agent waives, and acknowledges and agrees that such Effective Time Holder and Securityholders’ Agent shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy (including under any provisions of any certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, operating agreement or other organizational documents, as amended and/or restated, of the Company, the Surviving Corporation or any other Indemnitee) against the Surviving Corporation, the Company or any other Indemnitee in connection with any indemnification obligation or any other liability to which any Effective Time Holder or the Securityholders’ Agent may become subject under or in connection with this Agreement or any other agreement, document or instrument delivered to Parent in connection with this Agreement.

10.5    Claim Procedures.

(a)In order to make a claim for indemnification, compensation or reimbursement pursuant to this Section 10, the Person making such claim must provide written notice to the Securityholders’ Agent, in the case of claims by an Indemnitee, or Parent, in the case of claims by an Effective Time Holder (each a “Claim Notice”) describing, in reasonable detail, the basis for the claim under this Agreement and, to the extent known, the amount of any Damages. With respect to any claim for indemnification, compensation or reimbursement pursuant to this Section 10 that does not involve a Third Party Claim (as defined below) (a “Non-Third Party Claim”), if Parent and the Securityholders’ Agent have not mutually agreed upon a resolution of such Non-Third Party Claim within 30 days of the Claim Notice with respect to such Non-Third Party Claim (a “Non-Third Party Claim Notice”) being delivered, then such claim shall be resolved in accordance with Section 11.8.

(b)Upon an Indemnitee’s receipt of any notice of the assertion or commencement of any claim or Legal Proceeding by a Person (other than an Indemnitee, an Effective Time Holder, the Securityholders’ Agent or any of their respective successors or permitted assigns) that may give rise to a claim for indemnification pursuant to this Section 10 (a “Third Party Claim”) by an Indemnitee, such Indemnitee shall promptly deliver to the Securityholders’ Agent a written notice (a “Third Party Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, to the extent known, and including (i) a copy of all papers served on such Indemnitee with respect to such Third Party Claim, (ii) an estimate of the amount of Damages that may arise from such Legal Proceeding, to the extent known (the aggregate amount of such estimate, if any, being referred to as the “Claimed Amount”), and (iii) describing in reasonable detail the basis for the request for indemnification under this Agreement. Failure to notify the Securityholders’ Agent in accordance with this Section 10.5(b) will not relieve the Effective Time Holders of any liability that they may have to the Indemnitee pursuant to this Section 10, except to the extent (1) the defense of such Third Party Claim is prejudiced by the Indemnitee’s failure to give such notice or (2) the Indemnitee fails to deliver a Third Party Claim Notice to the Securityholders’ Agent prior to the expiration of the applicable survival period specified in Section 10.1.

(c)Upon an Effective Time Holder’s or the Securityholders’ Agent’s receipt of any notice of the assertion or commencement of any Third Party Claim that may give rise to a claim for indemnification pursuant to this Section 10 by an Effective Time Holder, the Securityholders’ Agent shall promptly deliver to Parent a Third Party Claim Notice describing in reasonable detail the nature of the Third Party Claim, to the extent known, and including (i) a copy of all papers served with respect to such Third Party Claim, (ii) an estimate of the Claimed Amount, to the extent known, and (iii) describing in reasonable detail the basis for the request for indemnification under this Agreement. Failure to notify Parent in accordance with this Section 10.5(c) will not relieve Parent of any liability that they may have to the Effective Time Holder pursuant to this Section 10, except to the extent (1) the defense of such Third Party Claim is prejudiced by the Securityholders’ Agent’s failure to give such notice or (2) the Securityholders’ Agent fails to deliver a Claim Notice to Parent prior to the expiration of the applicable survival period specified in Section 10.1.

10.6    Defense of Third Party Claims.

(a)In the event of the assertion or commencement of any Third Party Claim (whether against the Surviving Corporation, the Company, Parent or any other Person) with respect to which any Person (an “Indemnifying Person”) is or may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee or any Effective Time Holder (an “Indemnified Person”) pursuant to Section 10 (other than any Tax Contest, which shall be subject to the provisions of Section 6.5), the Securityholders’ Agent (in the event that the Indemnifying Person is a an Effective Time Holder) or Parent (in the event that Parent is the Indemnifying Person) shall have thirty (30) days after receipt of the Third Party Claim Notice to elect, by written notice to the Indemnified Person, to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Person shall reasonably cooperate with the Indemnifying Person in connection therewith; provided that: (i) the Indemnifying Person shall permit the Indemnified Person to participate in such settlement or defense through counsel chosen by the Indemnified Person (provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Person); (ii) the Indemnifying Person shall not pay, compromise or settle any Third Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably conditioned, withheld, delayed or denied) unless the proposed payment, compromise or settlement (A) involves solely the payment of money damages by the Indemnifying Person, (B) includes, as an unconditional term of such payment, compromise or settlement, an unconditional and irrevocable release by the Person(s) asserting such claim of the Indemnified Person from any liabilities or obligations with respect to such claim and (C) does not impose any restriction on the Indemnified Person or any injunctive or other equitable relief against the Indemnified Person; and (iii) if the Indemnified Person reasonably determines, based on the advice of outside counsel to the Indemnified Person, that there is a conflict of interest between any Indemnified Person and any Indemnifying Person, then the Indemnified Person shall be permitted to retain special counsel of its own choosing at the reasonable expense of the Indemnifying Person. An Indemnified Person shall not pay, compromise or settle any Third Party Claim without the Indemnifying Person’s written consent, which consent shall not be unreasonably withheld or delayed.

(b)If the Indemnifying Person does not elect to proceed with the defense of any Third Party Claim in accordance with Section 10.6(a), subject to the last sentence of Section 10.6(a), the Indemnified Person may proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnifying Person.

(c)Notwithstanding anything in Section 10.6(a) to the contrary, but subject to the last sentence of Section 10.6(a), the Indemnified Person will have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim with respect to which the Indemnified Person is any one or more of the Indemnitees and that (i) involves any possibility of criminal liability against any Indemnitee, (ii) involves any material customer or material supplier of any Acquired Company, (iii) seeks injunctive relief, specific performance or other equitable relief against any of the Indemnitees, or (iv) the insurer under the Reps & Warranties Policy exercises a right to defend or control.

10.7    Exclusive Remedy. Except in the case of any claims for equitable remedies, the rights to indemnification, compensation and reimbursement set forth in this Section 10 shall be the sole and exclusive monetary remedy of the Indemnitees, the Securityholders’ Agent or any of the Effective Time Holders with respect to any breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall, or shall be deemed or construed to, waive or release any claims based on Contractual Fraud.

10.8    Exercise of Remedies Other Than by Parent. No Indemnitee (other than Parent or any successor thereto or permitted assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or permitted assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.9    Tax Treatment of Indemnity Payments. Any indemnity payments made to an Indemnitee pursuant to this Section 10 shall constitute an adjustment of the Purchase Price for Tax purposes to the extent permitted by law.

10.10    Distribution of Indemnity Escrow Account. Within five Business Days of the Expiration Date, Parent and the Securityholders’ Agent shall, in accordance with the terms of the Escrow Agreement, instruct the Escrow Agent to transfer the amount then held in the Indemnity Escrow Account in excess of the aggregate amount of unsatisfied or disputed claimed amounts specified in Claim Notices delivered in accordance with this Agreement to the Payment Agent for further distribution to the Effective Time Holders (with payments to each holder of a Company Option to be made consistent with the methods set forth in Section 1.6(b)) pro rata based on their respective Payout Percentages. Thereafter, within five Business Days after the resolution of any previously unsatisfied or disputed claim, Parent and the Securityholders’ Agent shall, in accordance with the terms of the Escrow Agreement, direct the Escrow Agent to transfer (x) to Parent the applicable amount, if any, determined to be payable to Parent in respect of such claim and (y) any amount remaining in the Indemnity Escrow Account with respect to such claim to the Payment Agent for further distribution to the Effective Time Holders (with payments to each holder of a Company Option to be made consistent with the methods set forth in Section 1.6(b)), pro rata based on their respective Payout Percentages; provided, however that no distribution shall be made to the Effective Time Holders under clause (y) hereof if the aggregate balance then available in the Indemnity Escrow Account is (or after such distribution would be) less than the amount of all then outstanding claimed amounts in Claim Notices delivered in accordance with this Agreement; provided, further, that no such amounts shall be disbursed to the holders of Company Options more than five years following the Closing Date, and any such amounts that would otherwise have been disbursed to the holders of Company Options shall instead be disbursed to the other Effective Time Holders, pro rata based on their respective Payout Percentages adjusted to reflect the exclusion of the holders of Company Options.

10.11    Manner of Indemnification Payments. Any indemnification payments required to be made by a party to this Agreement under this Section 10 shall be made promptly (but in no event later than ten (10) Business Days after the finally determined under the terms of this Agreement) via wire transfer of immediately available funds to such bank and accounts as are designated by Parent (in the case of any indemnification payment to any Indemnitee) or the Securityholders’ Agent (in the case of any indemnification payment to any Effective Time Holder); provided that, in the case of any payments owed to any Indemnitee with respect to a claim by any Indemnitee pursuant to Section 10, to the extent funds remain available in the Indemnity Escrow Account, payments shall be made first from the Indemnity Escrow Account before such indemnification payment (or the remaining portion thereof to the extent it was satisfied in part from funds then remaining in the Indemnity Escrow Account) is required to be paid directly by the Effective Time Holders, and Parent and the Securityholders’ Agent shall, in accordance with the terms of the Escrow Agreement, promptly instruct the Escrow Agent to transfer to the applicable Indemnitee any such amounts payable from the Indemnity Escrow Account.

10.12    Reps & Warranties Policy. Parent shall cause the Reps & Warranties Policy to be finally issued and coverage thereunder to be in effect as of the Effective Time.

11.    MISCELLANEOUS PROVISIONS

11.1    Securityholders’ Agent.

(a)Appointment. By virtue of the adoption and approval of this Agreement by the Company’s stockholders, each Company Holder, on behalf of himself, herself or itself and such Company Holder’s successors and permitted assigns, hereby irrevocably nominates, constitutes and appoints TA Associates Management, L.P. as the exclusive agent and true and lawful attorney in fact of each Company Holder (the “Securityholders’ Agent”), with full power of substitution, to act in the name, place and stead of each Company Holder for purposes of executing any documents and taking any actions that the Securityholders’ Agent may, in the Securityholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement and any transaction contemplated under this Agreement or any such other agreement, document or instrument, including with respect to, any claim for indemnification, compensation or reimbursement under Section 10 or the Escrow Agreement. The Securityholders’ Agent hereby accepts its appointment as Securityholders’ Agent.

(b)Authority. Each Company Holder, on behalf of himself, herself or itself and such Effective Time Holder’s successors and permitted assigns, hereby irrevocably grants to the Securityholders’ Agent full power and authority (i) to execute, deliver, acknowledge, certify and file on behalf of each Company Holder (in the name of such Company Holder or otherwise) any and all documents that the Securityholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 11.1(a); (ii) to do or refrain from doing any further act or deed on behalf of the Company Holders which the Securityholders’ Agent deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Escrow Agreement; and (iii) to do all things and to perform all acts, as contemplated by or deemed advisable by the Securityholders’ Agent in connection with this Agreement, the Escrow Agreement or any Securityholders’ Agent engagement agreement. All actions taken by the Securityholders’ Agent under this Agreement, the Escrow Agreement or any Securityholders’ Agent engagement agreement shall be binding upon each Company Holder and such Company Holder’s successors as if expressly confirmed and ratified in writing by such Company Holder, and the Company Holders hereby agree that all defenses which may be available to any Company Holder to contest, negate or disaffirm the action of the Securityholders’ Agent taken in good faith under this Agreement, the Escrow Agreement or the Securityholders’ Agent engagement agreement are waived. Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Indemnitee shall be entitled to deal exclusively with the Securityholders’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Section 10 or under the Escrow Agreement; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Holder and such Company Holder’s successors and permitted assigns by the Securityholders’ Agent, and on any other action taken or purported to be taken on behalf of any Company Holder and such Effective Time Holder’s successors and permitted assigns by the Securityholders’ Agent, as fully binding upon such Company Holder and such Company Holder’s successors and permitted assigns.

(c)Power of Attorney. The Company Holders recognize and intend that the power of attorney granted in Section 11.1(a) and the powers, immunities and rights to indemnification granted to the Securityholders’ Agent Group hereunder: (i) are coupled with an interest and shall be irrevocable; (ii) may be delegated by the Securityholders’ Agent; (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Company Holders; and (iv) shall survive the delivery of an assignment by any Company Holder of the whole or any fraction of his, her or its interest in the Escrow Amounts.

(d)Replacement. The Securityholders’ Agent may resign at any time. If the Securityholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill its responsibilities hereunder, the Company Holders shall (by consent of those Persons who contributed at least 50% of the Indemnity Escrow Amount to the Indemnity Escrow Account), within 10 days after such death, resignation, disability or inability, appoint a successor to the Securityholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Securityholders’ Agent as Securityholders’ Agent hereunder. If no successor is appointed pursuant to the first sentence of this Section 11.1(d) within 60 days after the death, resignation, disability or inability of the Securityholders’ Agent, then Parent shall have the right to appoint a Company Holder or a successor or permitted assign thereof to act as the Securityholders’ Agent as described in this Agreement. If for any reason there is no Securityholders’ Agent at any time, all references herein to the Securityholders’

Agent shall be deemed to refer to the Company Holders or Effective Time Holders, as applicable. Solely as between the Securityholders’ Agent and the Company Holders, the immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Agent and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(e)Limitation of Liability. Neither the Securityholders’ Agent nor its members, managers, directors, officers, contractors, agents or employees (collectively, the “Securityholders’ Agent Group”), shall be liable to any Company Holder for any action or failure to act in connection with the acceptance or administration of the Securityholders’ Agent’s responsibilities hereunder, under the Escrow Agreement or under any Securityholders’ Agent engagement agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. The Company Holders shall indemnify, defend and hold harmless the Securityholders’ Agent Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement incurred without gross negligence or willful misconduct on the part of the Securityholders’ Agent and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Ancillary Agreements or under any Securityholders’ Agent engagement agreement. The Company Holders acknowledge that the Securityholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.

(f)Indemnitee Liability. No Indemnitee shall have any Liability, and is hereby relieved from any Liability to the Securityholders’ Agent or any Company Holder, with respect to (i) any breach of this Section 11.1 by the Securityholders’ Agent or by any Company Holder, (ii) the designation, appointment or actions or omissions of the Securityholders’ Agent (including failure by the Securityholders’ Agent to deliver funds received by the Securityholders’ Agent on behalf of any Company Holder (or any Company Holder’s successors and permitted assigns)), or (iii) any actions taken or omitted by Parent or any of the other Indemnitees with express written consent of the Securityholders’ Agent.

11.2    Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3    Fees and Expenses. Except as otherwise provided herein or in the Escrow Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery or performance of this Agreement or the completion of the transactions contemplated by this Agreement, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses in connection with the transactions contemplated in this Agreement.

11.4    Attorneys’ Fees. If any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled) incurred in connection therewith, including any appeals therefrom.

11.5    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by email or facsimile transmission on a Business Day, when transmitted (in the case of facsimile, to the extent a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient); (c) if sent by email or facsimile on a day other than a Business Day, on the first Business Day following the date sent (in the case of facsimile, to the extent a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient); (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address, facsimile telephone number, or email set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub:
5.11 ABR Corp.
c/o Compass Group Management LLC
2010 Main Street, Suite 1220
Irvine, CA 92614
Fax: (949) 333-5043
Attn: Patrick A. Maciariello
Email: pat@compassequity.com

with a copy (which shall not constitute notice) to:
Paul Hastings LLP
695 Town Center Drive, Seventeenth Floor

Costa Mesa, CA 92626-1924
Fax: (714) 979-1921
Attn: Brandon Howald
Email: brandonhowald@paulhastings.com

If to the Company:
5.11 Acquisition Corp.
1360 Reynolds Avenue #101
Irvine, CA 92614
Attention: John Wicks, General Counsel
Email: john@511tactical.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attention:     R. Scott Shean
Michael A. Treska
Facsimile:     (714) 755-8290
Email:         scott.shean@lw.com
michael.treska@lw.com
If to the Securityholders’ Agent:
TA Associates Management, L.P.
200 Clarendon Street, 56th Floor
Boston, MA 02116
Attention: Jim Hart
Facsimile:     (617) 574-6728
Email:         jhart@ta.com

11.6    Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7    Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.8    Governing Law; Dispute Resolution.

(a)Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)Venue. Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Delaware Court of Chancery, or, if such court shall not have jurisdiction, any state or federal court located in the County of New Castle, State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the

County of New Castle, State of Delaware (and each appellate court located in the County of New Castle, State of Delaware) in connection with any such action, suit or Legal Proceeding; (ii) agrees that each state and federal court located in the County of New Castle, State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any state or federal court located in the County of New Castle, State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Each of the parties consent that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 11.5, and service so made will be deemed to be completed when received. Nothing in this Section 11.8 will affect the rights of the parties to serve legal process in any other manner permitted by law.

11.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise), and any purported assignment or other transfer without such consent shall be void and unenforceable; provided that, notwithstanding the foregoing, Parent and, after the Closing, the Surviving Corporation may, without obtaining the consent of any party other hereto, assign any of its rights and/or obligations under this Agreement to any of its Affiliates or to its lenders as collateral security or to any Person that acquires (whether by merger, purchase of stock, purchase of assets or otherwise), or is the successor or surviving entity in any such acquisition, merger or other transaction involving, Parent or, after the Closing, the Surviving Corporation (provided that if Parent or, after the Closing, the Surviving Corporation, as applicable, so assigns any of its obligations without the consent of the Securityholders’ Agent, it shall not be relieved of its obligations hereunder in respect of any such assignment).

11.10    Remedies Cumulative; Specific Performance. Except as expressly set forth in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement, the non-breaching party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach.

11.11    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CLAIM OR CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

11.13    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of the Company, Parent, Merger Sub and the Securityholders’ Agent; and (b) after the Closing Date, on behalf of Parent and the Securityholders’ Agent (acting exclusively for and on behalf of all of the Effective Time Holders).

11.14    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.15    Parties in Interest. Except for the provisions of Sections 1, 5.2 and 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any employee, creditor or other Person other than the parties hereto and their respective successors and assigns (if any).

11.16    Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties hereto during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent or Merger Sub, to their counsel, accountants or Affiliates, and in the case of the Securityholders’ Agent, to their counsel or accountants). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Merger; provided, however, that after the Effective Time, Parent and the Company may use or disclose any confidential information related to the Company or its assets or business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party on a non-confidential basis from a source other than such party or its agents who is not bound by a confidentiality agreement with the disclosing party or any of its Representatives or otherwise under an obligation to the disclosing party or any of its Representatives not to disclose such information, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, or (iii) is required to be disclosed under applicable law or judicial process or by the rules of any securities exchange or self-regulatory organization applicable to such party or any direct or indirect parent or Affiliate of such party, but only to the extent required to be disclosed.

11.17    No Public Announcement. Prior to the Effective Time, except as otherwise required by Legal Requirement or by rules of any securities exchange or self-regulatory organization applicable to Parent or any direct or indirect parent or Affiliate of Parent, neither Parent, Merger Sub, Securityholders’ Agent nor the Company (nor any of their respective Affiliates) shall, without the approval of each other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement (and in any event, to the extent permitted by applicable Legal Requirement and applicable rules of any securities exchange or self-regulatory organization) except as and to the extent that the any party shall be so obligated by Legal Requirements, in which case such party shall first advise each other party thereof and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued. Notwithstanding anything to the contrary herein, (a) Parent and/or any direct or indirect parent or Affiliate of Parent shall be permitted to make such press releases, public announcement and/or filings (including with the Securities and Exchange Commission) as may be required under any applicable Legal Requirement or by the rules of any securities exchange or self-regulatory organization applicable to Parent or any direct or indirect parent or Affiliate of Parent (provided that, to the extent permitted by applicable Legal Requirement and such rules, the Securityholders’ Agent shall have the right to review such press release, public announcement or filing prior to its issuance or publication); and (b) Parent and/or direct or indirect parents and/or Affiliates of Parent shall also be permitted to issue a press release and public announcement following the execution of this Agreement in a form that has been consented to by the Securityholders’ Agent (which such consent shall not be unreasonably withheld or delayed) and to disclose such information as is consistent with the information in such press release.

11.18    Entire Agreement. This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter of this Agreement, the other agreements referred to herein and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, the other agreements referred to herein and the Confidentiality Agreement, except as otherwise expressly provided in this Agreement.

11.19    Construction.

(a)Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)Interpretation. As used in this Agreement: (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; and (ii) the use of the word “or” shall not be exclusive. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. Any information or materials “provided,” “made available” or “delivered” to Parent in respect of periods on or prior to the date hereof means posted in the Data Room at least two days prior to the date hereof. The parties agree that any drafts of this Agreement or any Ancillary Agreement prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Agreement, and each of the parties agrees that no party, Indemnifying Person or Indemnified Person shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or proceeding among any of the foregoing or for any other purpose.

(d)References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Parts,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement. References to “Dollars”, “dollars” or “$”, without more are to the lawful currency of United States of America.

11.20    Waiver; Attorney-Client Privilege.

(a)It is acknowledged by the parties hereto that the Company has retained Latham & Watkins LLP and Richards, Layton & Finger, P.A. (each, “Company Counsel”) to act as its counsel in connection with this Agreement and the transactions contemplated hereby and that Company Counsel has not acted as counsel for any other party in connection with this Agreement and the transactions contemplated hereby for conflict of interest or any other purposes. Parent and the Company agree, on their own behalf and on behalf of their respective Affiliates and Representatives (including the Company), that, following the Closing, and notwithstanding any current or prior representation of the Company or its Subsidiaries by Company Counsel, Company Counsel may serve as counsel to the Company Holders and any of their respective Affiliates (other than the Company or any of its Subsidiaries) in connection with any matters either existing on the date hereof or arising in the future (x) related to this Agreement and the transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby), or (y) in which Parent or any of its Affiliates and Representatives (including the Company and its Subsidiaries following the Closing), on the one hand, and one or more of the Company Holders and any of their respective Affiliates (other than the Company and its Subsidiaries following the Closing), on the other hand, are or may be adverse to each other. Parent, on behalf of itself and its Affiliates and Representatives (including the Company following the Closing), hereby (i) consents to Company Counsel’s representation of the Company Holders and any of their respective Affiliates and (prior to Closing) the Company and its Subsidiaries and/or any of their respective Affiliates in connection with any matters related to this Agreement or the transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby), (ii) waives and agrees not to assert any claim it has or may have that Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation based on its representation of the Company or any of its Subsidiaries prior to the Closing and (iii) agrees that, in the event that a dispute arises between Parent and/or the Company or any of its Subsidiaries (after the Closing) or any of their respective Affiliates, on the one hand, and the Company Holders and the Company and/or their respective Affiliates (prior to the Closing), on the other hand, Company Counsel may represent the Company Holders and the Company (prior to the Closing) and any of their respective Affiliates (other than the Company or any of its Subsidiaries following the Closing) in such dispute even though the interests of the Company Holders and the Company (prior to the Closing) and any of their respective Affiliates (other than the Company or any of its Subsidiaries following the Closing) may be directly adverse to Parent or the Company or any of its Subsidiaries (after the Closing) or any of their respective Affiliates and notwithstanding that Company Counsel may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. Without limiting the foregoing, Parent, on behalf of itself and its Affiliates and Representatives (including the Company and its Subsidiaries following the Closing), acknowledges and agrees that, in the course of any such representation, Company Counsel may disclose to the Company Holders and any of their respective Affiliates, any information learned by Company Counsel in the course of its representation of the Company and its Subsidiaries, whether or not such information would otherwise be subject to the attorney-client privilege of the Company or its Subsidiaries and/or Company Counsel’s duty of confidentiality as to the Company and its Subsidiaries and whether or not such disclosure by Company Counsel is made before or after the Closing.

(b)Parent further agrees, on behalf of itself and its Affiliates and Representatives (including the Company and its Subsidiaries following the Closing), that, as to all communications among Company Counsel, the Company and any Subsidiary of the Company, the Company Holders or any of their respective Affiliates and Representatives prior to the Closing that relate in any way to this Agreement or the transactions contemplated hereby, the attorney-client privilege, the attorney work-product protection and the expectation of client confidence attaching as a result of Company Counsel’s representation of the Company, its Subsidiaries, the Company Holders or any of their respective Affiliates and Representatives related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect, and belong, to the extent such privilege exists, to the Company Holders and any of their Affiliates (other than the Company and its Subsidiaries following the Closing) as applicable, and may be controlled by the Securityholders’ Agent on behalf of the Company Holders and any of their Affiliates (other than the Company and its Affiliates) as applicable, and will not, with respect to such privileged communications, pass to or be claimed by Parent, the Company or any Subsidiary of the Company or any of their respective Affiliates. Furthermore, effective as of the Closing, (i) all advice and communications (and any materials relating thereto) between any of the Company or its Subsidiaries and Company Counsel related to the preparation for, and negotiation and consummation of, the transactions contemplated hereby are hereby assigned and transferred to the Company Holders, (ii) the Company and its Subsidiaries hereby release all of their rights and interests to and in such advice and communications and related materials and (iii) the Company and its Subsidiaries hereby release any right to assert or waive any privilege related to the advice and communications referenced in this Section 11.20 and acknowledge and agree that all such rights shall reside with the Company Holders. Parent, on behalf of itself and its Affiliates and Representatives (including the Company following the Closing), acknowledges that any advice given by Company Counsel to, or communication between Company Counsel and, the Company Holders or any of their Affiliates (other than the Company or any of its Subsidiaries) relating to this Agreement or any of the transactions contemplated hereby shall not be subject to any joint privilege and shall be owned solely by the Company Holders and their Affiliates. Parent and the Company hereby acknowledge that each of them has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Company Counsel. To the extent that Parent, the Company or any Subsidiary of the Company or any of their respective Affiliates has or maintains any ownership of the privilege with respect to these communications, they agree, except as may be required by applicable Legal Requirements, not to waive or to attempt to waive the privilege without the express written approval of the Securityholders’ Agent (which such approval shall not be unreasonably withheld, conditioned or delayed).

(c)Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Company or any Subsidiary of the Company, on the one hand, and a third party (other than the Company Holders and any of their Affiliates (other than the Company and its Subsidiaries)), on the other hand, after the Closing, the Company and its Subsidiaries shall, to the extent permitted by applicable Legal Requirements, assert the attorney-client privilege against such third party to prevent disclosure of confidential communications by or with Company Counsel; provided, however, that such privilege may be waived only with the prior written consent, and shall be waived upon the written instruction of, the Securityholders’ Agent (which such consent and instruction shall not be unreasonably withheld, conditioned or delayed).

(d)This Section 11.20 is for the benefit of the Company Holders and their Affiliates and such Persons are intended third-party beneficiaries of this Section 11.20. This Section 11.20 shall be irrevocable, and no term of this Section 11.20 may be amended, waived or modified without the prior written consent of the Securityholders’ Agent.

(Remainder of page intentionally left blank)

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

5.11 ABR Corp.,
a Delaware Corporation

By:	/s/ Patrick A. Maciariello
Name:	Patrick A. Maciariello
Title:	President

5.11 ABR Merger Corp.,
a Delaware Corporation

By:	/s/ Patrick A. Maciariello
Name:	Patrick A. Maciariello
Title:	President

5.11 Acquisition Corp.,
a Delaware Corporation

By:	/s/ Thomas E. Davin
Name:	Thomas E. Davin
Title:	Chief Executive Officer

TA Associates Management L.P.,
a Delaware Corporation

By:	/s/ James R. Hart
Name:	James R. Hart
Title:	Director

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“2015 Audited Financial Statements” has the meaning set forth in Section 2.4(a) of this Agreement.
“Accountant” has the meaning set forth in Section 1.9(b)(iii) of this Agreement.
“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.
“Acquisition Proposal” has the meaning set forth in Section 4.4(a) of this Agreement.
“Acquisition Transaction” means any transaction or series of transactions involving: (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company or any of its Subsidiaries; (ii) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business or assets of the Company or any of its Subsidiaries; or (iii) any liquidation or dissolution of the Company or any of the Subsidiaries.
“Adjustment Items” has the meaning set forth in Section 1.9(a) of this Agreement.
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
“Affiliated Group” means an “affiliated group” (as defined in Section 1504(a) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or its Subsidiaries or any direct or indirect predecessor thereof, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included the Company or its Subsidiaries or any direct or indirect predecessor thereof.
“Agents” has the meaning set forth in Section 2.19(b) of this Agreement.
“Aggregate Exercise Price” has the meaning set forth in Section 1.5(b)(i) of this Agreement.
“Aggregate Series B Redeemable Amount” means the aggregate dollar value of the Series B Redeemable Amounts payable to holders of Series B Redeemable Preferred Stock.
“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
“Ancillary Agreements” means the means the Contribution Agreement, the Securities Purchase Agreement, the Guaranty, the Non-Competition Agreements, the Non-Solicitation Agreements, the Escrow Agreement, the Option Acknowledgement Letters, the Letters of Transmittal, the Written Consent and all the other agreements, certificates, instruments and other documents to be executed or delivered by one or more of the parties hereto in connection with the transactions contemplated by this Agreement.
“Anti-Bribery Laws” has the meaning set forth in Section 2.19(b) of this Agreement.
“Anti-Corruption Rep Cap” has the meaning set forth in Section 10.3(c) of this Agreement.

“Anti-Corruption Representations” has the meaning set forth in Section 10.3(c) of this Agreement.
“Audited Financial Statements” has the meaning set forth in Section 2.4(a) of this Agreement.
“Basket Amount” has the meaning set forth in Section 10.3(a) of this Agreement.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by any Legal Requirement to be closed in New York City, New York.
“Calculation Time” means the close of business on the day immediately prior to the Closing Date.
“Cash” means, as of the Calculation Time, the aggregate amount, determined on a consolidated basis, equal to (a) all cash and cash equivalents and marketable securities held by the Acquired Companies or on hand in the Acquired Companies’ bank and lockbox accounts, plus (b) cash, check and credit card receipt deposits of the Acquired Companies in transit, including to the Acquired Companies’ bank accounts, to the extent there has been a reduction of accounts receivables on account thereof reflected in the calculation of Closing Working Capital; in the case of each of the foregoing clauses (a) and (b), as determined in accordance with GAAP; provided that (i) Cash shall exclude outstanding checks and electronic payments drawn on any of the Acquired Companies’ accounts and any restricted cash (as determined in accordance with GAAP), and (ii) Cash shall be reduced by the amount of any Taxes that any Acquired Company would be required to pay if it repatriated all cash from non-U.S. jurisdictions to U.S. jurisdictions on the Closing Date.
“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended and in effect as of the date of this Agreement.
“Certificate of Merger” has the meaning set forth in Section 1.3(a) of this Agreement.
“Charter Documents” has the meaning set forth in Section 2.2 of this Agreement.
“Claim Notice” has the meaning set forth in Section 10.5(a) of this Agreement.
“Claimed Amount” has the meaning set forth in Section 10.5(b) of this Agreement.
“Closing” has the meaning set forth in Section 1.3(a) of this Agreement.
“Closing Cash Per Stockholder” has the meaning set forth in Section 1.5(a)(iii)(A).
“Closing Date” has the meaning set forth in Section 1.3(a) of this Agreement.
“Closing Indebtedness Amount” has the meaning set forth in Section 1.5(b)(ii) of this Agreement.
“Closing Working Capital” has the meaning set forth in Section 1.9(b)(i) of this Agreement.
“Closing Working Capital Statement” has the meaning set forth in Section 1.9(b)(ii) of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code, United States Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
“Company” has the meaning set forth in the introductory paragraph of this Agreement.
“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.
“Company Common Stock” means the shares of common stock, par value of $0.001 per share, of the Company.

“Company Contract” means any Contract to which the Company or any other Acquired Company is a party.
“Company Counsel” has the meaning set forth in Section 11.20(a) of this Agreement.
“Company Cure Period” has the meaning set forth in Section 9.1(d) of this Agreement.
“Company Data” means all data contained in the Company IT Systems and all other information and data compilations used by any Acquired Company, whether or not in electronic form.
“Company Employee Plan” means any material plan, program, policy, practice, Contract, whether written or unwritten, providing benefits or compensation to any Company Service Provider or any beneficiary or dependent thereof that is sponsored or maintained by any Acquired Company or to which any Acquired Company contributes or is obligated to contribute, or otherwise has any potential liability with respect to, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) or any material bonus, incentive, deferred compensation, vacation, insurance, supplemental unemployment, retention, stock purchase, stock option or other material equity-related award, severance, employment, consulting, change of control or fringe benefit plan, program, policy, practice or Contract.
“Company Equity Plan” means the Company’s 2008 Stock Option and Grant Plan, as amended.
“Company Financial Statements” has the meaning set forth in Section 2.4(a) of this Agreement.
“Company Guaranties” has the meaning set forth in Section 2.5(c) of this Agreement.
“Company Holder” means any stockholder of the Company and any holder of Company Options (after giving effect to any exercises of Company Options prior to the Effective Time).
“Company IP Contracts” has the meaning set forth in Section 2.11(a)(xv) of this Agreement.
“Company IT Systems” means all information technology and computer systems (including Computer Software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether or not in electronic form, used in the conduct of the business of the Company or any of its Subsidiaries.
“Company Option” means each option, outstanding under the Company Equity Plan or otherwise, to purchase shares of Company Capital Stock (or exercisable for cash) from the Company.
“Company Phantom Stock” means the right to receive the fair market value of one share of the Company’s Common Stock as of immediately prior to the Effective Time under the Company’s Phantom Stock Plan.
“Company Preferred Stock” means the shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series B Redeemable Preferred Stock, each having a par value of $0.01 per share, of the Company.
“Company Product” means each of the products and/or services that has been, is currently being or is currently contemplated to be researched, developed, used, tested, manufactured, marketed, distributed, licensed, sold, offered for sale or provided by the Company or any other Acquired Company.
“Company Returns” has the meaning set forth in Section 2.12(a) of this Agreement.
“Company Service Provider” means any current or former employee, independent contractor, consultant, agent, advisor, founder, manager, officer or director of any of the Company or its Subsidiaries.
“Company Stock Certificates” has the meaning set forth in Section 1.8(d) of this Agreement.

“Compass” has the meaning set forth in the recitals to this Agreement.
“Computer Software” means computer software programs and software systems, in both source code and object code format, including databases, compilations, compilers, higher level or “proprietary” languages, data files, application programming interfaces, tool sets, user interfaces, manuals, specifications and documentation.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 10, 2015, between Parent and the Company.
“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Governmental Authorization).
“Continuing Employee” has the meaning set forth in Section 5.3(a) of this Agreement
“Contract” means any written agreement (excluding “click-through” agreements), contract, license, sublicense, subcontract, settlement agreement, lease, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, including any and all amendments and modifications thereto.
“Contractual Fraud” means actual fraud with respect to any of the representations or warranties contained in this Agreement or any certificate or document delivered pursuant to this Agreement.
“Contribution Agreement” has the meaning set forth in the recitals to this Agreement.
“Copyrights” means United States and foreign copyrights and copyrightable works, whether registered or unregistered, and pending applications to register the same.
“Credit Facility” means the Credit Agreement, by and among the Company, 5.11 TA, Inc., 5.11, Inc. and the Royal Bank of Canada, dated February 28, 2014, as amended June 17, 2014.
“D&O Indemnified Parties” has the meaning set forth in Section 5.2(b) of this Agreement.
“D&O Tail Insurance” has the meaning set forth in Section 5.2(a) of this Agreement.
“Damages” means any loss, damage, injury, Liability, claim, Legal Proceeding, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable and documented attorneys’, accountants’ and experts’ fees and expenses), charge, cost (including costs of investigation, defense or assertion of any matter indemnified against hereunder) or expense, in each case, whether or not arising out of a third party claim.
“DGCL” has the meaning set forth in the recitals to this Agreement.
“Disclosure Schedule” means the schedule (dated as of the date of this Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 2 of this Agreement.
“Dissenting Shares” has the meaning set forth in Section 1.7(a) of this Agreement.
“Effective Time” has the meaning set forth in Section 1.3(a) of this Agreement.
“Effective Time Holder” means any Non-Dissenting Stockholder and any holder of Company Options (after giving effect to any exercises of Company Options prior to the Effective Time).
“Encumbrance” means any lien, pledge, judgment, hypothecation, deed of trust, charge, mortgage, escrow, security interest, encumbrance, claim, indenture, option, proxy, voting trust, voting agreement, right of first refusal or first offer, preemptive right, easement, or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset other than restrictions under federal or state securities laws).
“End Date” has the meaning set forth in Section 9.1(b) of this Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, trust company, company (including any limited liability company or joint stock company), bank, firm or other enterprise, association, organization or entity, whether or not a legal entity.
“Environmental Claim” means any litigation, proceeding, order, claim, demand, directive, summons, notice, cause of action, complaint or citation, relating to Environmental Laws or Hazardous Substances.
“Environmental Law” means any and all federal, state and local environmental law, rule, statute, directive, binding written interpretation, binding written policy, ordinance and regulation issued by any Governmental Body relating to pollution or the protection of human health or the Environment, Hazardous Substances or the release or discharge of materials into the Environment, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. §§ 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Emergency Planning And Community Right-To-Know Act of 1986 (42 U.S.C. §§ 11001 et seq.), and all comparable state and local laws, and any and all related rules and regulations.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any other Entity that would be considered a single employer with the Company within the meaning of Section 414 of the Code.
“Escrow Accounts” means, collectively, the Indemnity Escrow Account and the Post-Closing Adjustment Escrow Account.
“Escrow Agent” means SunTrust Bank, or such other escrow agent mutually agreed upon by Parent and the Company prior to the Closing.
“Escrow Agreement” means the escrow agreement to be entered into among Parent, the Securityholders’ Agent and the Escrow Agent on the Closing Date, substantially in the form of Exhibit J to this Agreement.
“Escrow Amounts” has the meaning set forth in Section 1.5(b)(iii) of this Agreement.
“Estimated Cash” has the meaning set forth in Section 1.9(a) of this Agreement.
“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 1.9(a) of this Agreement.
“Estimated Closing Working Capital” has the meaning set forth in Section 1.9(a) of this Agreement.
“Estimated Transaction Expenses” has the meaning set forth in Section 1.9(a) of this Agreement.
“Expiration Date” has the meaning set forth in Section 10.1 of this Agreement.
“Export Approvals” has the meaning set forth in Section 2.25(a) of this Agreement.
“Final Closing Adjustment Excess” has the meaning set forth in Section 1.9(b)(iv) of this Agreement.
“Final Closing Adjustment Shortfall” has the meaning set forth in Section 1.9(b)(iv) of this Agreement.

“Foreign Company Benefit Plan” has the meaning set forth in Section 2.13(i) of this Agreement.
“Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organizational Matters), Section 2.3 (Capital Structure), Section 2.12(Tax Matters), Section 2.20 (Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes), Section 2.22 (Vote Required), and Section 2.26 (Brokers).
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“General Cap” has the meaning set forth in Section 10.3(c) of this Agreement.
“Governmental Authorization” means any permit, license, approval, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” means any: (a) multinational or supranational body exercising legislative, judicial or regulatory powers, (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) federal, state, local, municipal, foreign or other government; or (d) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court, tribunal, or arbitral body).
“Grant Date” has the meaning set forth in Section 2.3(b) of this Agreement.
“Guaranty” has the meaning set forth in the recitals to this Agreement.
“Hazardous Substance” means any substance which is a “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law including, without limitation, any substance which contains polychlorinated biphenyl, asbestos, lead, or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds.
“HMO” has the meaning set forth in Section 2.13(j) of this Agreement.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” of any Person means, without duplication, the principal of and accrued and unpaid interest in respect of: (a) all indebtedness for borrowed money; (b) all obligations of such Person issued, undertaken or assumed as the deferred purchase price of property, services or businesses (other than trade payables or purchase orders entered into in the ordinary course of business that do not involve the purchase of equipment, fixed assets or other capital items), including all obligations resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement relating to or arising out of any prior acquisition, business combination or similar transaction; (c) all non-contingent reimbursement or payment obligations with respect to surety instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all capitalized lease obligations; (g) all obligations with respect to any interest rate swap or other hedging contracts; (h) all obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing; (i) all liabilities for any outstanding severance or consulting amounts or other payment obligations owed (whether currently or for services to be provided in the future) to any former (as of the Closing) employee, service provider or officer and any Taxes payable in connection therewith; (j) all liabilities relating to any deferred compensation, bonuses or phantom stock arrangements (including all Company Phantom Stock) (in each case whether accrued or not, except for normal bonuses for current employees of the Company for the current fiscal year that are granted and accrued in the ordinary course of business consistent with past practices to the extent the amount of such bonuses are included as a current liability in Closing Working Capital) Note to draft: Buyer’s understanding is that there is an accrual for bonuses in working capital. Please explain what is not going to be in the accrual in Closing Working Capital. in respect of any current or former employee, service provider or officer and any Taxes payable in connection therewith, and any liabilities relating to any non-competition obligations; (k) unfunded pension plan liabilities; (l) any indebtedness or other amounts owing to any owner or holder of any Ownership Interests of any Acquired Company or Affiliate of any of the foregoing (other than for salary accruals and vacation accruals owed to employees arising in the ordinary course of business consistent with the past practices of the Company), including any amounts owed with respect to any dividends or repurchases or purchases of any Ownership Interests of any Acquired Company and any amounts payable to TA Associates or any of its Affiliates (including TA Associates Management, L.P., TA Atlantic and Pacific V L.P., TA Investors II, L.P., TA Strategic Partners Fund II-A L.P., TA Strategic Partners Fund II L.P., TA Subordinated Debt Fund II, L.P. and TA X L.P.) under any management services agreement or otherwise; (m) all indebtedness referred to in clauses (a) through (l) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; (n) all guaranty obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (m) above; and (o) for clauses (a) through (n) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, premiums, breakage costs, make-whole, expense reimbursement or other fees, costs, expenses or other payment obligations related thereto or associated with the repayment of such Indebtedness on the Closing Date. For the avoidance of doubt, Indebtedness shall not include any Transaction Expenses.
“Indemnification Percentage” means, with respect to each Effective Time Holder, the percentage set forth opposite such Effective Time Holder’s name on Schedule F (which shall be updated by the Company and delivered to Parent from time to time following the date hereof up to the date that is two (2) Business Days prior to the Closing Date to reflect the addition of any consenting Effective Time Holders who execute and deliver the Written Consent and agree to the matters therein prior to such time), it being understood that: (i) in the case of any Effective Time Holder whose name is not listed on Schedule F, the Indemnification Percentage for such Effective Time Holder shall be deemed to be 0%; and (ii) the aggregate Indemnification Percentage reflected on Schedule F shall at all times be equal to 100%. The percentage set forth opposite each such Effective Time Holder’s name on Schedule F as of the date hereof was calculated by the Company based on certain assumptions about the amounts described in clauses (C), (D), (E), (F) and (G) of the definition of Purchase Price. No later than the date that is two (2) Business Days prior to the Closing Date, the Company shall recalculate such percentages using the Estimated Statement to determine the amounts described in clauses (C), (D), (E), (F) and (G) of the definition of Purchase Price and deliver to Parent an updated Schedule F that reflects such recalculation of the Indemnification Percentages, which shall thereafter be the Indemnification Percentages with respect to each Effective Time Holder.
“Indemnified Person” has the meaning set forth in Section 10.6(a) of this Agreement.
“Indemnifying Person” has the meaning set forth in Section 10.6(a) of this Agreement.
“Indemnitees” means the following Persons: (a) Parent; (b) Parent’s direct and indirect parents, subsidiaries and Affiliates (including Merger Sub and, following the Merger, the Surviving Corporation); (c) the respective owners, stockholders, members and Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and permitted assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Effective Time Holders and holders of any outstanding Company Options shall not be deemed to be “Indemnitees.”

“Indemnity Escrow Account” means the account maintained by the Escrow Agent for purposes of maintaining the Indemnity Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement.
“Indemnity Escrow Amount” means $4,000,000.
“Intellectual Property” means and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: Copyrights, Know-How and Technology, Patents, Trademarks, Internet domain names, and any similar or equivalent rights to any of the foregoing.
“Interim Financial Statements” has the meaning set forth in Section 2.4(a) of this Agreement.
An individual shall be deemed to have “Knowledge” of a particular fact or other matter only if such individual is actually aware of such fact or other matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of the Company or any other Person identified on Schedule A has Knowledge of such fact or other matter or would reasonably be expected to have Knowledge of such fact or other matter after due inquiry.
“Know-How and Technology” means all information, inventions (whether or not patentable), improvements, practices, formula, trade secrets, tests, techniques, methods, procedures, knowledge, results, databases, test data, protocols, processes, models, designs, drawings, specifications, materials, Computer Software, APIs, algorithms, network configurations and architectures, websites, and any other information, data, technology or materials (whether or not embodied in any tangible form), including, without limitation, any of the foregoing that is related to the research, discovery, development, marketing, pricing, distribution, cost, sales and manufacturing of Company Products.
“Legal Proceeding” means any action, suit, litigation (in law or equity), arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, prosecution, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Body or any arbitrator or arbitration panel.
“Legal Requirement” means any written federal, state, territory, county, local, municipal, foreign, supranational or other law, statute, constitution, treaty, directive, resolution, ordinance, code, order, edict, writ, decree, rule, regulation, judgment, ruling, injunction, administrative interpretation, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Body.
“Letter of Transmittal” has the meaning set forth in Section 1.8(b) of this Agreement.
“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, undetermined, unmatured, unaccrued, unasserted, contingent, indirect, conditional, vicarious, derivative, joint, several or secondary liability).
“Licensed Intellectual Property” means any third party Intellectual Property subject to a Company IP Contract.
“Material Adverse Effect” means any change, event, effect, claim or occurrence (each, an “Effect”) that (individually or considered together with all other Effects) (a) has or had, or would reasonably be expected to have, a material adverse effect on the business, operations, financial condition, assets, or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) prevents or materially impedes or materially delays the consummation by the Company of the transactions contemplated by this Agreement; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (a) any change in Legal Requirements or GAAP or any interpretation thereof after the date hereof to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries participate; (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries participate; (c) the announcement or execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees; (d) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates or the economy as a whole to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries participate; (e) any action taken or any failure to take action, in each case by the Company or its Subsidiaries to which Parent has expressly consented in writing, or the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement; (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, and any other force majeure event; (g) any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions, or diplomatic or consular offices or upon any United States military installation, equipment or personnel, in each case, to the extent that such occurrence or event does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries participate; or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets for any period ending after the date of this Agreement; provided, that clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).
“Material Contracts” has the meaning set forth in Section 2.11(b) of this Agreement.
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Consideration” means: (a) the consideration that a Non-Dissenting Stockholder is entitled to receive in exchange for such Non-Dissenting Stockholder’s shares of Outstanding Capital Stock pursuant to Section 1.5 of this Agreement and (b) the consideration that a holder of a Company Option is entitled to receive in exchange for such Company Option pursuant to Section 1.6(a) of this Agreement.
“Merger Consideration Certificate” has the meaning set forth in Section 1.3(b)(iii) of this Agreement.
“Merger Sub” has the meaning set forth in the introductory paragraph of this Agreement.
“Non-Competition Agreement” has the meaning set forth in the recitals to this Agreement.
“Non-Dissenting Stockholder” means each stockholder of the Company that does not hold any Dissenting Shares or that fails to perfect, or that loses or waives, such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive consideration pursuant to Section 1.5 of this Agreement.
“Non-Employee Option” has the meaning set forth in Section 1.6(b) of this Agreement.
“Non-Solicitation Agreement” has the meaning set forth in the preamble of this Agreement.
“Non-Third Party Claim” has the meaning set forth in Section 10.5(a) of this Agreement.

“Non-Third Party Claim Notice” has the meaning set forth in Section 10.5(a) of this Agreement.
“Option Acknowledgement Letter” has the meaning set forth in Section 1.6(a) of this Agreement.
“Order” means any order, decision, writ, injunction, judgment, verdict, decree, ruling, subpoena, or award of any arbitrator or any court or other Governmental Body and any settlement agreement or compliance agreement entered into in connection with any Legal Proceeding.
“Other Guaranties” has the meaning set forth in Section 2.5(c) of this Agreement.
“Outstanding Capital Stock” means each share of Company Preferred Stock and Company Common Stock issued and outstanding immediately prior to the Effective Time.
“Owned Intellectual Property” has the meaning set forth in Section 2.10(b)(i) of this Agreement.
“Ownership Interests” means, with respect to any Entity, any of the following: (i) any shares of capital stock or any other securities or equity or ownership interests of such Entity (including, with respect to the Company, the Company Capital Stock), or (ii) any options or warrants or purchase, subscription, conversion or exchange rights, or securities convertible into or exchangeable for, or other Contracts or commitments that could require any Person to issue, sell or otherwise cause to become outstanding, any shares of capital stock or any other securities or equity or ownership interests of such Entity (including, with respect to the Company, the Company Options).
“Parent” has the meaning set forth in the introductory paragraph of this Agreement.
“Parent Benefit Plans” has the meaning set forth in Section 5.3(c) of this Agreement.
“Parent Cure Period” has the meaning set forth in Section 9.1(e) of this Agreement.
“Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications whether published or unpublished, worldwide, (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action or grant of rights or rights which provides rights beyond the original expiration date of any of the foregoing, including patent term extensions and supplementary protection certificates and the like, and any renewals, substitutions, confirmation patents, registration patents, invention certificates, patents of addition and the like.
“Payment Agent” has the meaning set forth in Section 1.8(a) of this Agreement.
“Payment Fund” has the meaning set forth in Section 1.8(a) of this Agreement.
“Payoff Letters” has the meaning set forth in Section 1.3(b)(xi) of this Agreement.
“Payout Percentage” with respect to each Person that is a Company Holder as of immediately prior to the Effective Time (including, for the avoidance of doubt, holders of Rollover Shares and holders of Dissenting Shares), the percentage set forth opposite such Company Holder’s name on Exhibit L (which such Exhibit L shall be delivered by the Company to Parent no later than the date that is two (2) Business Days prior to the Closing Date), it being understood that such percentage represents such Company Holder’s pro rata portion of the aggregate Merger Consideration payable pursuant to this Agreement, disregarding for such purpose any amounts payable in respect of Series B Redeemable Preferred Stock and assuming for such purpose that Rollover Shares and Dissenting Shares are being converted into the right to receive Merger Consideration pursuant to Section 1.5; provided that at the time of any determination, the Securityholders’

Agent shall adjust the Payout Percentages in order to provide for the payment of amounts to individuals who, as of the Closing, were holders of out-of-the-money Company Options that would have been in-the-money Company Options at the Closing had, as of such time of determination, all payments made under this Agreement to holders of Company Options following the Closing been taken into account in making that determination; provided, further, that the sum of all Payout Percentages shall not exceed 100% at any time. Parent shall provide the Securityholders’ Agent and its Representatives access to the books and records, properties and Representatives of Parent, the Surviving Corporation and their respective Subsidiaries relating to the calculation of the Payout Percentage as may be reasonably requested and shall cause such Persons to reasonably cooperate with the Securityholders’ Agent in connection with its calculation of the Payout Percentage. In the event of any adjustment described in the first proviso of the preceding sentence, the Securityholders’ Agent shall amend the Merger Consideration Certificate to reflect such updated Payout Percentages as a result of such adjustment (but solely to reflect such update of the Payout Percentages and not to make any other changes to the Merger Consideration Certificate) and deliver such amended Merger Consideration Certificate to Parent (an “Updated Merger Consideration Certificate”) at least two (2) Business Days prior to the date any payment is required to be made to which the Payout Percentages will be applicable. Parent, the Surviving Corporation and each of their respective Affiliates shall be entitled to rely upon such Updated Merger Consideration Certificate. None of Parent, the Surviving Corporation or any of their respective Affiliates shall have any Liability to any Person, including any Person that is a Company Holder as of immediately prior to the Effective Time or any Effective Time Holder, for any Damages arising from or relating to errors, omissions or inaccuracies in any Updated Merger Consideration Certificate Notwithstanding anything contained herein to the contrary, the obligation to make any payment after the Effective Time to which such Payout Percentages are applicable shall be tolled until the delivery of the relevant Updated Merger Consideration Certificate. If, at the time of any payment to be made to the Effective Time Holders in accordance with this Agreement, an Updated Merger Consideration Certificate has been delivered to Parent in accordance with this definition of Payout Percentages, then, with respect to such payment to be made to the Effective Time Holders, any reference to the Merger Consideration Certificate in this Agreement shall be deemed to refer to the Merger Consideration Certificate as the same has been updated by such Updated Merger Consideration Certificate.
“Per Share Closing Amount” has the meaning set forth in Section 1.5(b)(iv) of this Agreement.
“Per Share Final Closing Adjustment Excess Payment” shall be determined by dividing: (A) the Final Closing Adjustment Excess, by (B) the sum of (without duplication): (1) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including (x) any such shares subject to issuance pursuant to Company Options exercised or deemed exercised prior to the Effective Time and (y) any such shares subject to issuance pursuant to any Company Preferred Stock converted into shares of Company Common Stock prior to the Effective Time); plus (2) the total number of shares of Company Common Stock that are issuable upon the conversion in full of all shares of Company Preferred Stock outstanding immediately prior to the Effective Time; plus (3) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all in-the-money (determined after giving effect to the Final Closing Adjustment Excess) Company Options outstanding immediately prior to the Effective Time.
“Permitted Encumbrance” means (i) statutory Encumbrances of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or similar Encumbrances arising or incurred in the ordinary course of business securing amounts that are not yet past due; (ii) Encumbrances for Taxes, assessments and any other governmental charges which are not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings (and for which there are adequate accruals in accordance with GAAP); (iii) other defects or imperfections of title, easements, covenants, rights of way, restrictions or other similar charges or encumbrances, if any, affecting title to any of the Properties which, individually or in the aggregate, do not materially impair the ordinary course of the business of the Company; (iv) any other Encumbrances that will be terminated and released at or prior to Effective Time in accordance with this Agreement; (v) Encumbrances incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business; (vi) Encumbrances incurred in the ordinary course of business securing obligations or liabilities that are not material to the Company or its Subsidiaries or any of their respective assets, properties or businesses; (vii) Encumbrances resulting from or relating to the Credit Facility and the related mortgages and pledge and security agreements included in the Closing Indebtedness Amount that will be terminated and released at or prior to the Effective Time in accordance with this Agreement; (viii) Encumbrances arising out of, under or in connection with applicable federal, state and local securities Legal Requirements; (ix) leases, subleases, licenses or sublicenses granted to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries (x) Encumbrances in favor of a banking or other financial institutions arising as a matter of law encumbering deposits or other funds maintained with a financial institution; (xi) Intellectual Property licenses granted to customers in the ordinary course of business consistent with the past practices of the Acquired Companies; and (xii) Encumbrances set forth in Part A.1 of the Disclosure Schedule.
“Person” means any individual, Entity or Governmental Body.
“Personal Data” means a natural person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that identifies or locates a natural person or that, in combination with other available data, can be used to identify or locate a natural person.
“Post-Closing Adjustment Escrow Account” means the account maintained by the Escrow Agent for purposes of maintaining the Post-Closing Adjustment Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement.
“Post-Closing Adjustment Escrow Amount” means $3,000,000.
“Post-Closing Statement” has the meaning set forth in Section 1.9(b)(ii).
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Period” has the meaning set forth in Section 4.1 of this Agreement.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Pre-Closing Taxes” means (a) all Taxes of any of the Acquired Companies for any Pre-Closing Tax Period, which shall be determined for any Straddle Period to be: (x) in the case of property, ad valorem, and other Taxes imposed on a periodic basis, the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending as of the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of Taxes based upon or related to income, gains, receipts, employment, sales, use, or other Taxes imposed on a non-periodic basis, the amount of such Taxes that would be payable as of the Closing Date pursuant to an interim closing-of-the-books; (b) all Transfer Taxes for which the Effective Time Holders are responsible pursuant to Section 6.1 hereof (to the extent not included in the Unpaid Transaction Expenses finally determined pursuant to Section 1.9(b) of this Agreement),and (c) all Taxes of any Person for which any of the Acquired Companies becomes liable (i) as a result of being a member of an Affiliated Group on or prior to the Closing Date or (ii) as a transferee or successor, by Contract, or pursuant to any law, to the extent such Taxes relate to an event or transaction occurring before the Closing.

“Privacy and Information Security Requirements” means (a) all applicable Legal Requirements relating to the Processing of Personal Data and (b) the Payment Card Industry Data Security Standards.
“Process” or “Processing” shall mean the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Properties” means the leasehold properties held or occupied by any Acquired Company.
“Property Lease” has the meaning set forth in Section 2.9 of this Agreement.
“Purchase Price” has the meaning set forth in Section 1.5(b)(v) of this Agreement.
“Purchasing Investors” has the meaning set forth in the recitals to this Agreement.
“Recovery Costs” has the meaning set forth in Section 10.3(f)(ii) of this Agreement.
“Related Party” means: (a) any current or former equityholder of any Acquired Company; (b) each individual who is, or in the past three years been, an officer, director, manager or partner of any Acquired Company; (c) any Affiliate of any Acquired Company; (d) each Affiliate or member of the immediate family of each of the individuals referred to in clauses “(a)”, “(b)”, and “(c)” above; and (e) any trust or other Entity (other than the Company) in which any one (1) of the Persons referred to in clauses “(a)”, “(b)”, “(c)” and “(d)” above holds (or in which more than one (1) of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
“Released Claims” has the meaning set forth in Section 5.4(a) of this Agreement.
“Released Parties” has the meaning set forth in Section 5.4(a) of this Agreement.
“Releasing Parties” has the meaning set forth in Section 5.4(a) of this Agreement.
“Representatives” means officers, directors, managers, employees, agents, attorneys, accountants, advisors and representatives.
“Reps & Warranties Policy” means that certain representations and warranty insurance policy bound by National Fire & Marine Insurance Company pursuant to the binder of insurance agreement between Parent and Berkshire Hathaway Specialty Insurance Company, entered into on the date hereof, in the form provided to the Company.
“Required Merger Stockholder Vote” has the meaning set forth in Section 2.22 of this Agreement.
“Rollover Investors” has the meaning set forth in the recitals to this Agreement.
“Rollover Shares” has the meaning set forth in the recitals to this Agreement.
“Securityholders’ Agent” has the meaning set forth in Section 11.1(a) of this Agreement.
“Securityholders’ Agent Group” has the meaning set forth in Section 11.1(e) of this Agreement.
“Securities Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
“Series A Convertible Preferred Stock” has the meaning set forth in Section 2.3(a) of this Agreement.
“Series B Convertible Preferred Stock” has the meaning set forth in Section 2.3(a) of this Agreement.

“Series B Redeemable Amount” has the meaning set forth in Section 1.5(a)(ii) of this Agreement.
“Series B Redeemable Preferred Stock” has the meaning set forth in Section 2.3(a) of this Agreement.
“Specified Holders” has the meaning set forth in the recitals of this Agreement.
“Specified Litigation Matters” has the meaning set forth in Section 10.2(a)(v) of this Agreement.
“Standard Terms” has the meaning set forth in Section 2.24(b) of this Agreement.
“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Surviving Corporation” has the meaning set forth in Section 1.1 of this Agreement.
“Target Working Capital” shall be $129,000,000.
“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local, foreign, supra-governmental or supranational net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, escheat or unclaimed property, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body on such amounts or as a result of a failure to properly or timely file a Tax Return, whether disputed or not.
“Tax Contest” has the meaning set forth in Section 6.5 of this Agreement.
“Tax Representations” has the meaning set forth in Section 10.1 of this Agreement.
“Tax Return” means any return (including any information return, claim for refund or amended return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax (including any attached schedule) or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax.
“Third Party” means a Person who is independent from, and not an Affiliate of, Parent or Company or any of their respective Affiliates.
“Third Party Claim” has the meaning set forth in Section 10.5(b) of this Agreement.
“Third Party Claim Notice” has the meaning set forth in Section 10.5(b) of this Agreement.
“Top Customer” has the meaning set forth in Section 2.23 of this Agreement.
“Top Supplier” has the meaning set forth in Section 2.23 of this Agreement.
“Trademarks” means United States, state and foreign trademarks, service marks, logos, trade dress, product names and trade names, whether registered or unregistered, and trademark and service mark registrations and pending applications to register the foregoing, together with all goodwill of the business of the Company associated therewith, in any jurisdiction.
“Transaction Expenses” means any of the following incurred by or on behalf of any of the Acquired Companies and/or the holders of the outstanding shares of Company Capital Stock on or prior to the Closing Date (or incurred on or prior to the Closing Date by any other Person that are required to be reimbursed by any of the Acquired Companies), without duplication: (a) any expenses, fees or charges incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Ancillary Agreements or any offering or marketing materials and the completion of the Closing or any of the other transactions contemplated by this Agreement, including any legal, accounting, financial advisory, investment banking, brokers’, finders’ or other advisory or consulting or similar fees, costs or other expenses incurred by or required to be reimbursed by any of the Acquired Companies in connection with the transactions contemplated by this Agreement (including any fees owing or payable to TA Associates and its Affiliates (including TA Associates Management, L.P., TA Atlantic and Pacific V L.P., TA Investors II, L.P., TA Strategic Partners Fund II-A L.P., TA Strategic Partners Fund II L.P., TA Subordinated Debt Fund II, L.P. and TA X L.P.), any fees, costs and expenses owing or payable to Robert W. Baird & Co. and its Affiliates or any other investment bankers, brokers, finders or any legal counsel or other advisors or consultants in connection with the transactions contemplated by this Agreement); (b) any obligations to pay any current or former managers, directors, officers, employees or other service providers of any of the Acquired Companies any compensation or other benefit arising or resulting from, triggered by or otherwise in connection with the execution of this Agreement or the transactions contemplated by this Agreement (including any stay or retention bonuses or payments, sale bonuses or payments, change of control bonuses or payments, severance payments, retention bonuses or payments or similar bonuses or payments paid, owing, payable, arising from, triggered by or otherwise in connection with the transactions contemplated by this Agreement (but excluding any such bonuses or payments that do not become payable until the occurrence of a termination of employment or the occurrence of any other event or circumstance that, in each case, occurs after the consummation of the transactions contemplated by this Agreement), together with any Taxes relating thereto or arising therefrom; (c) the employer’s portion of Social Security, Medicare, FUTA, and other payroll taxes associated with the exercise, payout or cancellation of any Company Options or any payments to any Person described in the immediately preceding clause (b); (d) any Transfer Taxes for which the Effective Time Holders are responsible pursuant to Section 6.1 hereof; (e) one-half of the fees, costs and expenses, if any, payable to the Escrow Agent under the Escrow Agreement; and (f) the amount by which the cost of the D&O Tail Policy exceeds $200,000.
“Transfer Taxes” has the meaning set forth in Section 6.1 of this Agreement.
“Unaudited Interim Balance Sheet” has the meaning set forth in Section 2.4(a) of this Agreement.
“Unpaid Transaction Expenses” means the amount of all Transaction Expenses that have not been paid by the Company as of immediately prior to the Closing; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, if the amount of Transaction Expenses is reduced at any time after the Calculation Time but prior to as of immediately prior to the Closing, the amount of such reduction to the Transaction Expenses shall be deemed to still be outstanding as of immediately prior to the Closing for purposes of calculating the amount of Unpaid Transaction Expenses and determining the Purchase Price under this Agreement and any adjustments thereto.
“Waived 280G Benefits” has the meaning set forth in Section 5.3(e) of this Agreement.

“Written Consent” has the meaning set forth in the recitals of this Agreement.

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